SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(A)
                     of the Securities Exchange Act of 1934

Filed by the registrant [x]
Filed by a party other than the registrant [_]

Check the appropriate box:
[_] Preliminary proxy statement              [_] Confidential, For Use of the
[x] Definitive proxy statement                   Commission only (as permitted
[_] Definitive additional materials              by Rule 14a-6(e)(2))
[_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              EQUINOX SYSTEMS INC.
                (Name of Registrant as Specified in Its Charter)

                              EQUINOX SYSTEMS INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     [_] No fee required.

     [_] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Common Stock, par value $.01 per share ("Common Stock"), of Equinox Systems Inc.

     (2)  Aggregate number of securities to which transaction applies:

          6,952,388 shares of Common Stock:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

          $9.75 per share of Common Stock

     (4)  Proposed maximum aggregate value of transaction:

          $67,785,783

     (5)  Total fee paid:

          $13,578

     [x]  Fee paid previously with preliminary materials:

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount previously paid:

          (2)  Form, schedule or registration statement no.:

          (3)  Filing party:

          (4)  Date Filed:

                              EQUINOX SYSTEMS INC.
                                 One Equinox Way
                             Sunrise, Florida 33351


                                                        November 30, 2000

Dear Shareholders:

     You are cordially invited to attend a special meeting of shareholders of Equinox Systems Inc. ("Equinox") to be held on January 2, 2001 at 11:00 a.m. local time, at Weston Hills Country Club, 2600 Country Club Drive, Weston, Florida 33332.

     At this special meeting, you will be asked to consider and vote to approve a merger agreement pursuant to which Equinox will merge with a wholly-owned subsidiary of Avocent Corporation. If the merger is approved, you will be entitled to receive $9.75 in cash, without interest, for each of your shares of Equinox common stock.

     The merger has been unanimously approved by Equinox's Board of Directors. In connection with their evaluation of the merger, the Board of Directors engaged Raymond James & Associates, Inc. to act as financial advisor to the Board. Raymond James has rendered a fairness opinion, dated November 3, 2000, to the Board to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash consideration of $9.75 per share to be received by Equinox's shareholders in the merger is fair from a financial point of view to such shareholders. Raymond James' opinion is attached as Appendix B to the accompanying proxy statement. We recommend that you read Raymond James' opinion in its entirety.

     The Board of Directors believes that the merger is fair to and in the best interests of Equinox's shareholders and unanimously recommends that the shareholders vote "for" approval of the merger.

     The accompanying proxy statement explains the merger agreement and the proposed merger and provides specific information about the parties involved and their interests. Please read this document carefully.

     Please give all this information your careful attention. Whether or not you plan to attend, it is important that your shares are represented at the special meeting. A failure to vote will count as a vote against the merger. Accordingly, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided, whether or not you plan to attend the special meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.


                                           Sincerely,

                                           William A. Dambrackas
                                           Chairman of the Board,
                                           President and Chief Executive Officer

                              EQUINOX SYSTEMS INC.
                                 One Equinox Way
                             Sunrise, Florida 33351

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JANUARY 2, 2001


     A special meeting of shareholders of Equinox Systems Inc., a Florida corporation ("Equinox"), will be held on January 2, 2001 at 11:00 a.m., local time, at Weston Hills Country Club, 2600 Country Club Drive, Weston, Florida 33332, for the following purposes:

     1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated November 3, 2000, as amended (the "Merger Agreement") pursuant to which Equinox will merge with a wholly-owned subsidiary of Avocent Corporation. If the merger is approved, the holders of Equinox's outstanding common stock will receive $9.75 in cash, without interest, for each share of Equinox common stock. A copy of the Merger Agreement is attached as Appendix A to and is described in the accompanying proxy statement.

     2. To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

     Shareholders of record of Equinox common stock at the close of business on November 24, 2000, will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Approval of the Merger Agreement and the merger will require the affirmative vote of the holders of a majority of the shares of Equinox common stock outstanding on the record date. A form of proxy and a proxy statement containing more detailed information about the matters to be considered at the special meeting accompany and form a part of this notice.


                                      By order of the Board of Directors,


                                      Robert F. Williamson, Jr.
                                      Secretary
Sunrise, Florida
November 30, 2000


     Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. Please do not send in any certificates for your shares at this time.

                              EQUINOX SYSTEMS INC.
                                 One Equinox Way
                             Sunrise, Florida 33351

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD JANUARY 2, 2001

     This proxy statement is furnished to shareholders of Equinox Systems Inc., a Florida corporation ("Equinox"), in connection with the solicitation of proxies by the Board of Directors of Equinox for use at the special meeting of shareholders to be held on January 2, 2001 at 11:00 a.m., local time, at Weston Hills Country Club, 2600 Country Club Drive, Weston, Florida 33332, and at any adjournment or postponement thereof. Proxies in the form enclosed will be voted at the special meeting, if properly executed, returned to Equinox prior to the meeting and not revoked. This proxy statement and the enclosed proxy card are first being mailed to shareholders of Equinox on or about November 30, 2000.

     At the special meeting, holders of Equinox common stock will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated November 3, 2000, among Equinox, Avocent Corporation and a wholly owned subsidiary of Avocent, as amended (the "Merger Agreement"). Pursuant to the Merger Agreement, a wholly-owned subsidiary of Avocent Corporation will be merged into Equinox (the "Merger"). If the Merger is approved, you will be entitled to receive $9.75 in cash, without interest, for each of your shares of Equinox common stock.

     A copy of the Merger Agreement is attached as Appendix A to and is described in this proxy statement.

     The Merger cannot be completed unless the Merger Agreement is approved by the holders of a majority of the outstanding shares of Equinox common stock. Completion of the Merger is also subject to the satisfaction of several other conditions. Accordingly, even if the shareholders approve and adopt the Merger Agreement, there can be no assurance that the Merger will be completed.

     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for adoption and approval of the Merger Agreement and
(ii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment or postponement thereof. Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is properly brought before the special meeting, the proxy holders may vote the proxies in their discretion. The Board of Directors does not know of any such other matter or business.

     No person has been authorized to give any information or make any representation other than those contained in this proxy statement, and, if given or made, such information or representation must not be relied upon as having been authorized. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the affairs of Equinox since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

     The Merger has not been approved or disapproved by the Securities and Exchange Commission nor has the SEC passed upon the fairness or merits of the Merger nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

                                TABLE OF CONTENTS

                                                                           Page

Questions and Answers About the Merger.......................................1
Summary......................................................................3
    The Companies............................................................3
    Recommendations of the Board of Directors................................3
    Opinion of Financial Advisor.............................................3
    Conflicts of Interest....................................................4
    The Special Meeting......................................................4
    Record Date; Voting Power; Quorum........................................4
    Vote Required; Security Ownership of Management..........................4
    The Merger...............................................................5
    Federal Income Tax Consequences..........................................5
    Accounting Treatment.....................................................5
    Dissenters' Appraisal Rights.............................................5
    Regulatory Approvals.....................................................5
    The Merger Agreement.....................................................6
Cautionary Statement Concerning Forward-Looking Information..................6
Market Prices for Common Stock and Dividends.................................7
Selected Financial Data......................................................8
Special Factors..............................................................9
    Background of the Merger.................................................9
    Recommendation of the Board of Directors................................12
    Avocent's Reasons for the Merger........................................14
    Opinion of Financial Advisor............................................15
    Fairness Opinion Analyses...............................................17
    Conflicts of Interest...................................................20
    Stock Options...........................................................20
    Employment Agreement....................................................21
The Special Meeting.........................................................21
    Date, Time and Place....................................................21
    Record Date; Voting Power; Quorum.......................................22
    Vote Required; Security Ownership of Management.........................22
    Proxies.................................................................22
    Solicitation of Proxies.................................................22
The Merger..................................................................23
    Federal Income Tax Consequences.........................................23
    Accounting Treatment....................................................24
    Dissenters' Appraisal Rights............................................24
    Delisting and Deregistration of Common Stock............................24
    Regulatory Approvals....................................................24

The Merger Agreement........................................................25
    Overview................................................................25
    Exchange of Certificates Representing Common Stock......................25
    Representations and Warranties..........................................26
    Conduct of Business Pending the Merger..................................26
    No Other Negotiations; No Solicitation..................................28
    Registration on Form S-8................................................30
    Indemnification; Directors' and Officers' Liability Insurance...........30
    Conditions to the Merger................................................30
    Termination of Merger Agreement.........................................31
    Fees and Expenses.......................................................32
Beneficial Ownership of Common Stock........................................33
Available Information.......................................................34


APPENDIX A - Agreement and Plan of Merger, as amended
APPENDIX B - Opinion of Raymond James & Associates, Inc.

                           QUESTIONS AND ANSWERS ABOUT
                                   THE MERGER

Q: What will I receive in the Merger?

A: If the Merger is completed, all of your shares of common stock will be automatically converted into the right to receive a cash payment of $9.75 per share, without interest.

Q: How many votes are required to approve and adopt the Merger Agreement?

A: Approval of the Merger Agreement requires the affirmative vote of a majority of the shares of Equinox common stock outstanding as of the record date. Therefore, a failure to vote or a vote to abstain will have the same effect as a vote against the Merger Agreement.

Q: When and where is the special meeting?

A: The special meeting will take place on January 2, 2001 at 11:00 a.m. local time, at Weston Hills Country Club, 2600 Country Club Drive, Weston, Florida 33332.

Q: Why is the Board of Directors recommending that I vote to approve and adopt the Merger Agreement?

A: In the opinion of the Board, the terms and provisions of the Merger Agreement are fair to and in the best interest of Equinox's shareholders. To review the background and reasons for the Merger in greater detail, see pages 12 through 13.

Q: When do you expect the Merger to be completed?

A: We are working to complete the Merger as soon as possible. In addition to approval of our shareholders, we must also obtain certain regulatory approval and meet certain conditions prior to the consummation of the Merger. We hope to complete the Merger immediately after the special meeting.

Q: What are the tax consequences of the Merger to me?

A: The receipt of the cash merger consideration by you for your Equinox common stock will be a taxable transaction for federal income tax purposes. To review your potential tax consequences in greater detail, see pages 23 through 24.

     The tax consequences of the Merger will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.

Q: What do I need to do now?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote for the Merger Agreement. If you fail to return your proxy card or to vote at the special meeting, the effect will be a vote against the Merger Agreement.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares of Equinox common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides to you. If you do not provide instructions to your broker, your shares will not be voted and they will not be counted as votes against the Merger Agreement. However, the effect of not voting your shares will be the same as a vote against the Merger Agreement.

Q: Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A: You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must timely submit your notice of revocation or your new proxy card to Equinox. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: Will I have appraisal or dissenters' rights as a result of the Merger?

A: No. Under the applicable provisions of Florida law, shareholders do not have appraisal or dissenters' rights in connection with the Merger.

Q: Should I send in my stock certificates now?

A: No. After the Merger is completed, we will send you written instructions for exchanging your common stock certificates for the cash merger consideration.

Q: Can I see a list of the shareholders entitled to vote on the Merger?

A: Yes. A list of shareholders will be available for inspection for ten days preceding the special meeting at the office of the Secretary of Equinox, One Equinox Way, Sunrise, Florida 33351, and will be available for inspection at the meeting itself.

Q: Who can help answer my questions?

A: If you would like additional copies of this document, or if you would like to ask any additional questions about the Merger, you should contact Equinox's Chief Financial Officer: Robert F. Williamson, Jr. at (954) 377-7242 or at Equinox Systems Inc., One Equinox Way, Sunrise, Florida 33351.

                                     SUMMARY

     This summary highlights selected information from the proxy statement but may not contain all of the information that is important to you. To understand the Merger Agreement and the Merger fully, you should read this entire document carefully, as well as the Merger Agreement (attached as Appendix A) and the Fairness Opinion of Raymond James (attached as Appendix B). See "Available Information" on page 34. We have included page references parenthetically, where applicable, to direct you to a more complete description of the topics in this summary.

The Companies

Equinox Systems Inc.
One Equinox Way
Sunrise, Florida 33351
(954) 746-9000

     Equinox makes software and hardware products that provide communications port management and remote control capabilities. The products are marketed to end-users under the Equinox brand name through a worldwide, two-tier distribution channel and network of value added resellers. Equinox also created customized versions of its products for original equipment manufactures such as Hewlett-Packard and IBM who sell and support the products under their own brand names.

Avocent Corporation
4991 Corporate Drive
Huntsville, Alabama 35805

     Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers, and financial institutions worldwide. Avocent's products include switching, extension, remote access and video display solutions. Avocent was formed on July 1, 2000 by the merger of Apex Inc. and Cybex Computer Products Corporation.

Recommendation of the Board of Directors (Page 12)

     The Board has determined that the terms of the Merger Agreement, which were established through arm's-length negotiations with Avocent, and the Merger are fair to, and in the best interests of, Equinox and its shareholders. Accordingly, the Board has unanimously approved the Merger Agreement and unanimously recommends that Equinox's shareholders vote for approval and adoption of the Merger Agreement.

Opinion of Financial Advisor (Page 15)

     Raymond James has delivered its written opinion to the Board of Directors to the effect that, as of November 3, 2000, the cash merger consideration is fair, from a financial point of view, to Equinox's shareholders.

     A copy of Raymond James' opinion, setting forth the assumptions made, procedures followed, matters considered, and limitations on and scope of the review by Raymond James, is attached as Appendix B to this proxy statement. You are encouraged to read such opinion in its entirety.

Conflicts of Interest (Page 20)

     Stock Options

     At the time of the Merger, each outstanding option to purchase shares of Equinox's common stock will be assumed and converted by Avocent into an option to purchase an adjusted number of shares of Avocent's common stock.

     Employment Agreement

     At the time of the Merger, Avocent will enter into an employment agreement with William A. Dambrackas, the Chairman of the Board, President and Chief Executive Officer of Equinox.

The Special Meeting (Page 21)

     The special meeting will be held on January 2, 2001, at 11:00 a.m., local time, at Weston Hills Country Club, 2600 Country Club Drive, Weston, Florida 33332. At the special meeting, the shareholders of Equinox will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement.

Record Date; Voting Power; Quorum (Page 22)

     Shareholders of record of Equinox common stock at the close of business on November 24, 2000 are entitled to notice of and to vote at the special meeting. As of the record date, there were 5,581,154 shares of Equinox common stock issued and outstanding held by approximately 55 holders of record.

     Holders of record of Equinox common stock on the record date are entitled to one vote per share on any matter that may properly come before the special meeting.

     The representation, in person or by proxy, of at least a majority of the outstanding shares of Equinox common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business.

Vote Required; Security Ownership of Management (Page 22)

     Under Florida law, the affirmative vote of the holders of a majority of the shares of Equinox common stock outstanding on the record date for the special meeting is required to approve the Merger Agreement. For purposes of determining whether the Merger Agreement has received a majority vote, abstentions and broker non-votes (shares held in "street name" through a broker or other nominee as to which voting instructions with regards to the Merger Agreement have not been received from the beneficial owners and such broker or other nominee is not permitted to exercise voting discretion with regards to the Merger Agreement) will not be included in the vote total, although an abstention and a broker non-vote will have the effect of a vote against the Merger Agreement. Abstentions and broker non-votes will, however, be counted for determining whether there is a quorum.

     As of the record date for the special meeting, Equinox's executive officers and directors owned, in the aggregate, 429,434 shares of Equinox common stock, or 7.69% of the Equinox common stock then outstanding.

The Merger (Page 21)

     A wholly-owned subsidiary of Avocent will be merged into Equinox and each share of Equinox's common stock will be converted into the right to receive $9.75 in cash, without interest.

Federal Income Tax Consequences (Page 23)

     The receipt of cash by a shareholder in exchange for his or her shares of Equinox common stock pursuant to the Merger will constitute a taxable transaction to such shareholder for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. In general, a shareholder will recognize gain or loss equal to the difference between $9.75 per share and such shareholder's adjusted tax basis in the shares exchanged.

     All shareholders should read carefully the tax discussion in "The Merger--Federal Income Tax Consequences" beginning on page 23. Shareholders are urged to consult their own tax advisors as to the specific consequences to them of the Merger under federal, state, local and any other applicable tax laws.

Accounting Treatment (Page 24)

     Equinox expects that the Merger will be accounted for by Avocent under the purchase method of accounting in accordance with generally accepted accounting principles.

Dissenters' Appraisal Rights (Page 24)

     Equinox shareholders are not entitled under Florida law or Equinox's articles of incorporation to exercise dissenters' appraisal rights in connection with the Merger.

Regulatory Approvals (Page 24)

     Consents, approvals and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, are required for consummation of the Merger.

The Merger Agreement (Page 25)

     Conditions to the Merger (Page 30)

     Each party's obligation to effect the Merger is subject to the satisfaction of a number of conditions. The most significant conditions to consummating the Merger are the approval and adoption of the Merger Agreement by the holders of a majority of the shares of Equinox common stock and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     No Solicitation (Page 28)

     Equinox has agreed, subject to certain exceptions, not to initiate or engage in discussions with another party concerning a business combination while the Merger is pending.

     Termination (Page 31)

     Under certain circumstances, the Merger Agreement may be terminated and the Merger abandoned, at any time prior to the effective time of the Merger, whether before or after approval by Equinox's shareholders.

     Fees and Expenses (Page 32)

     Equinox and Avocent will pay their own fees, costs and expenses incurred in connection with the Merger Agreement, except that Equinox and Avocent will share the expense associated with the pre-merger notification and report forms under the Hart-Scot-Rodino Antitrust Improvement Act of 1976, as amended, and Equinox will bear all expenses incurred in connection with this proxy statement.

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING INFORMATION

     THIS PROXY STATEMENT, THE DOCUMENTS APPENDED TO THIS PROXY STATEMENT OR INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE AND OTHER STATEMENTS MADE FROM TIME TO TIME BY EQUINOX CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS. THOSE STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF, OR CURRENT EXPECTATIONS OF EQUINOX, AS WELL AS THE ASSUMPTIONS ON WHICH SUCH STATEMENTS ARE BASED. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS.

                  MARKET PRICES FOR COMMON STOCK AND DIVIDENDS

     Equinox's common stock is traded on Nasdaq National Market System under the symbol "EQNX." The following table sets forth for the fiscal quarter indicated the high and low closing sales prices per share of Equinox's common stock as reported by the Nasdaq:

                                                          High           Low
                                                          ----           ---
       1998
       First Quarter                                    $15.42         $10.42
       Second Quarter                                    18.25           7.38
       Third Quarter                                     10.00           7.50
       Fourth Quarter                                    12.00           7.13

       1999
       First Quarter                                     14.31           9.38
       Second Quarter                                    10.81           8.13
       Third Quarter                                     14.06           9.88
       Fourth Quarter                                    14.00           7.13

       2000
       First Quarter                                     10.00           7.56
       Second Quarter                                     7.97           5.38
       Third Quarter                                      6.47           5.34
       Fourth Quarter (through November 3, 2000)          7.00           4.85

     On November 3, 2000, the last trading day prior to the announcement of the Board's approval of the Merger, the closing price per share of Equinox's common stock as reported by Nasdaq was $7.00.

     Equinox has not paid cash dividends on its common stock during the last three fiscal years.

     On the record date for the special meeting, there were approximately 55 holders of record of the 5,581,154 outstanding shares of Equinox's common stock.

     Shareholders should obtain current market price quotations for Equinox's common stock in connection with voting their shares of common stock.

                             SELECTED FINANCIAL DATA

     The following table summarizes certain selected financial data of Equinox as of, and for each of the years in the five-year period ended December 31, 1999 and for the nine months ended September 30, 1999 and September 30, 2000. This information should be read in connection with Equinox's financial statements and the notes thereto which have previously been filed with the Securities and Exchange Commission.

                                                                                                               Nine Months Ended
                                                                  Year Ended December 31,                         September 30,
                                                  --------------------------------------------------------    ---------------------
                                                    1995        1996        1997        1998        1999        1999         2000
                                                  --------    --------    --------    --------    --------    --------     --------
                                                            (in thousands, except per share data)                  (unaudited)
Income Statement Data:
Net sales ....................................    $ 20,222    $ 24,779    $ 28,373    $ 31,327    $ 31,735    $ 26,710     $ 12,661
Cost of sales ................................      10,554      12,774      13,951      15,121      14,626      12,242        6,510
                                                  --------    --------    --------    --------    --------    --------     --------
Gross profit .................................       9,668      12,005      14,422      16,206      17,109      14,468        6,151
                                                  --------    --------    --------    --------    --------    --------     --------
Research and development .....................       2,149       2,640       2,857       3,117       3,473       2,662        2,695
Selling, general and administrative ..........       5,515       5,569       6,092       6,930       7,410       5,695        5,053
                                                  --------    --------    --------    --------    --------    --------     --------
Total operating expenses .....................       7,664       8,209       8,949      10,047      10,883       8,357        7,748
                                                  --------    --------    --------    --------    --------    --------     --------
Income (loss) from operations ................       2,004       3,796       5,473       6,159       6,226       6,111       (1,597)
Other income, net ............................         639         486         555         639         555         613          787
                                                  --------    --------    --------    --------    --------    --------     --------
Income (loss) before income taxes ............       2,643       4,282       6,028       6,798       6,781       6,724         (810)
(Benefit) provision for income taxes .........      (1,023)     (1,527)     (2,121)     (2,241)     (2,291)      2,286          374
                                                  --------    --------    --------    --------    --------    --------     --------
Net income ...................................    $  1,620    $  2,755    $  3,907    $  4,557    $  4,490    $  4,438     $   (436)
                                                  ========    ========    ========    ========    ========    ========     ========
Income per share:
Basic (1) ....................................    $   0.26    $   0.48    $   0.76    $   0.88    $   0.84    $   0.83     $  (0.08)
                                                  ========    ========    ========    ========    ========    ========     ========
Diluted (1) ..................................    $   0.26    $   0.45    $   0.72    $   0.82    $   0.79    $   0.78     $  (0.08)
                                                  ========    ========    ========    ========    ========    ========     ========

                                                    1995        1996        1997        1998        1999
                                                  --------    --------    --------    --------    --------
Balance Sheet Data:
Working capital ..............................    $ 17,849    $ 18,904    $ 18,810    $ 26,414    $ 30,978
Total assets .................................      26,828      26,748      27,583      34,971      38,267
Long-term debt ...............................          --          --          --          --          --
Shareholders' equity .........................      21,285      22,291      21,935      29,805      34,254

----------
(1) Amounts prior to 1997 have been restated to conform with Statement of Financial Accounting Standards No. 128.

                                 SPECIAL FACTORS

Background of the Merger

     On March 1, 2000, Bill Dambrackas, Equinox's Chief Executive Officer, and Bob Williamson, Equinox's Chief Financial Officer, attended an analyst conference in New York City. Equinox was an invited presenting company at the conference, as were Apex Inc. and Cybex Computer Products Corporation, predecessor corporations of Avocent. During a pre-conference cocktail party, Mr. Williamson was introduced to Dusty Pritchett who at the time was Cybex's Senior Vice President of Finance and Chief Financial Officer.

     On March 2, 2000, Messrs. Dambrackas and Williamson attended Cybex's formal conference presentation, which was given by Mr. Pritchett and Gary Johnson, Cybex's Senior Vice President of Sales. Afterwards, they had lunch with Mr. Pritchett and discussed each other's respective businesses. At the end of lunch, Mr. Pritchett suggested that Vic Odryna, Cybex's Senior Vice President of Corporate Strategic Marketing, visit Equinox within the next several weeks to discuss the possibility either of Equinox supplying products to Cybex or a business combination between the companies.

     On March 3, 2000, Mr. Pritchett attended Equinox's formal conference presentation as well as the individual analyst and investor meeting held by Equinox immediately following the presentation. Later that day, Messrs. Dambrackas and Williamson attended Apex's formal conference presentation.

     On March 8, 2000 Apex and Cybex announced that they had entered into a merger agreement pursuant to which the two companies would combine their businesses under a common parent corporation.

     On March 10, 2000, Mr. Odryna visited Mr. Dambrackas at Equinox's headquarters in Sunrise, Florida. Equinox and Cybex entered into a mutual non-disclosure agreement. Messrs. Dambrackas and Odryna discussed generally their respective company's technology, products, markets and strategic direction. Mr. Dambrackas also introduced Mr. Odryna to several other Equinox personnel. The meeting ended with the mutual understanding that the companies could benefit from working together, but no specific projects or transactions were agreed upon.

     On April 25, 2000, Messrs. Dambrackas and Williamson visited Cybex's headquarters in Huntsville, Alabama at Cybex's invitation. They met with Messrs. Pritchett, Johnson and Odryna, as well as Doyle Weeks, Cybex's Executive Vice President of Business Development, and Charles Williams, Director of Development, and discussed potential business opportunities as well as the possibility of a business combination between the companies. The meeting ended with the mutual understanding that the companies could benefit from working together and should explore opportunities for Equinox to supply products to Cybex.

     During June 2000, Mr. Johnson invited Equinox to jointly propose supplying products with Cybex to Harvardnet.com, a large Cybex customer. Equinox and Cybex were both awarded orders and jointly installed their products at this customer's facility during July 2000.

     On July 1, 2000, the combination of Apex and Cybex into Avocent Corporation became effective.

     During early August 2000, Mr. Pritchett contacted Mr. Dambrackas and suggested that representatives of Equinox and Avocent meet to discuss a possible business combination. On August 18, 2000, Messrs. Pritchett, Johnson and Weeks, as well as Christopher L. Thomas, Avocent's Senior Vice President of Engineering, visited Equinox for a full day meeting to conduct a preliminary due diligence investigation of Equinox and discuss a possible business combination. Following the meeting, Avocent requested further information to assist it in valuation of Equinox.

     On August 30, 2000, Equinox's Board of Directors met by telephone conference call. The Board discussed the recent developments with Avocent, as well as the potential interest of another company (Company B) in acquiring Equinox. Equinox had previously executed a confidentiality agreement with Company B, and representatives of Equinox had shared preliminary due diligence information and had preliminary discussions concerning the possibility of Company B acquiring Equinox. Representatives of Raymond James participated in the meeting, and at the conclusion of the meeting the Board authorized Equinox to retain Raymond James to assist it in evaluating and negotiating any potential business combination proposals that resulted from the preliminary discussions with Avocent and Company B.

     During September 2000, Avocent conducted a due diligence review of Equinox, and representatives of Avocent and Avocent's independent auditors met on several occasions with representatives of Equinox to discuss various aspects of Equinox's business. There were no negotiations during this period between Equinox and Avocent concerning a possible business combination.

     During the first week of October 2000, Equinox and Avocent entered into a mutual non-disclosure agreement, and Mr. Pritchett visited Equinox's headquarters and met with Messrs. Dambrackas and Williamson. During these meetings, Mr. Pritchett indicated that Avocent was interested in acquiring Equinox in either a cash merger for $8.25 per Equinox share or in a stock-for-stock merger for Avocent shares having a value of $8.00 per Equinox share. Messrs. Pritchett, Dambrackas and Williamson also discussed alternatives for the treatment of existing Equinox stock options in the proposed transactions and other general terms and conditions of the transactions.

     Following these meetings, Messrs. Dambrackas and Williamson individually briefed the members of Equinox's Board about Avocent's proposal. During the latter part of the same week, Messrs. Dambrackas and Williamson conferred with Raymond James on several occasions to determine Raymond James' view as to the consideration offered by Avocent, as well as the prospects of receiving an offer from Company B.

     At the beginning of the following week, Mr. Dambrackas contacted the president of Company B to determine whether they were still considering a possible acquisition of Equinox. Mr. Dambrackas was informed that Company B was planning to make an offer to acquire Equinox for Company B stock that, based on the suggested exchange ratio and the closing stock price of Company B's shares over the preceding few days, would have had a value at that time of approximately $8.00 per share. There were no other discussions or negotiations between Equinox and Company B of the terms of that potential acquisition proposal.

     On October 11, 2000, Messrs. Dambrackas and Pritchett spoke further about Avocent's offer. Mr. Dambrackas indicated that Equinox's Board had a regular meeting scheduled for the following day, at which they would consider Avocent's proposal. Mr. Dambrackas also informed Mr. Pritchett of Equinox's discussions with Company B and the potential for a competing acquisition proposal. At the conclusion of these discussions, Mr. Pritchett indicated that Avocent was interested in concluding a deal with Equinox and offered to increase the proposed cash merger consideration to $9.25 per Equinox share.

     On October 12, 2000, Equinox's Board held its regularly scheduled meeting. During the meeting, the Board discussed the Avocent proposal, as well as the prospects of receiving a firm acquisition proposal from Company B. Representatives of Raymond James participated in the meeting and discussed with the Board their view of the financial terms of the Avocent proposal. The Board generally agreed that Equinox should pursue Avocent's proposal to effect a cash merger with Equinox. Based on their view of the amount Avocent would be willing to pay to acquire Equinox, the Board authorized Mr. Dambrackas to make Avocent a counteroffer at $9.75, which represented a 100% premium over the closing sales price of the Equinox common stock on the day preceding the meeting. A representative of Greenberg Traurig, Equinox's legal counsel was invited to join the meeting and discussed with the members of the Board their legal duties in connection with the consideration of Avocent's proposal.

     On October 13, 2000, Mr. Dambrackas communicated Equinox's counteroffer to Mr. Pritchett. Mr. Pritchett informed Mr. Dambrackas that Avocent was willing to increase its cash merger proposal to $9.75 per Equinox share, and they agreed that Equinox and Avocent should proceed to negotiate a definitive merger agreement. Mr. Pritchett also indicated that Avocent would request from Equinox any additional required legal and financial due diligence materials during the following week.

     At the beginning of the following week, Samuel F. Saracino, Avocent's Senior Vice President of Legal and Corporate Affairs and General Counsel, and representatives of Sirote Permut, Avocent's outside counsel, and Greenberg Traurig discussed generally the terms of the proposed merger agreement and a timetable for completing the transaction. Between October 20 and November 2, 2000, Equinox furnished Avocent additional legal due diligence materials and permitted representatives of Avocent's independent accountants to conduct additional financial due diligence. In addition, representatives of Equinox and Avocent reviewed and negotiated the terms and conditions of a definitive merger agreement for the transaction.

     On October 27, 2000, Avocent's board of directors held a regularly scheduled meeting, during which the Merger Agreement and Merger were approved. Mr. Pritchett informed Mr. Dambrackas of such approval following the conclusion of the Avocent board meeting.

     On November 3, 2000, the Equinox Board, with representatives of Raymond James and Greenberg Traurig participating, held a meeting to discuss the definitive merger agreement. Greenberg Traurig summarized the material terms of the agreement for the Board and discussed the Board's legal duties in connection with the consideration of the agreement. Raymond James then presented the Board with a summary of the analysis that it had performed to produce a range of implied values for Equinox's common stock. Raymond James concluded its presentation by delivering to the Equinox Board its oral opinion that the $9.75 cash merger consideration was fair, from a financial point of view, to Equinox's shareholders. Based on Raymond James' valuation analysis and opinion and other factors considered during the meeting, the Board determined that the terms of the Merger Agreement and the Merger were fair to, and in the best interests of, Equinox and its shareholders, and unanimously adopted and approved the Merger Agreement. The Board also unanimously resolved to recommend that Equinox's shareholders vote for approval and adoption of the Merger Agreement.

     A more complete description of the factors considered by the Board of Directors is set forth under the caption "Recommendation of Board of Directors" on pages 12 through 13.

Recommendation of the Board of Directors

     On November 3, 2000, the Board unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of Equinox's shareholders, and unanimously recommended that the shareholders approve and adopt the Merger Agreement. During its deliberations, the Board was assisted by its financial advisor, Raymond James, and Equinox's legal counsel, Greenberg Traurig.

     Factors Considered. In connection with its recommendation, the Board considered a number of factors, including, the following:

     (1) the historical market prices and recent trading activity of Equinox's common stock, in particular the fact that the Merger would enable the shareholders to realize a substantial premium over the recent trading prices for Equinox's common stock; the cash merger consideration of $9.75 per share represented a premium of approximately 43% over the closing price of $6.8125 on November 2, 2000, the day immediately preceding the Board meeting, a premium of approximately 56% over the average closing prices during the week prior to the Board meeting and a premium of approximately 59% over the average closing prices during the four-week period prior to the Board meeting;

     (2) the presentation of Raymond James to the Board at the November 3, 2000 meeting, as to the its analysis of the financial terms of the transaction, and the oral opinion of Raymond James delivered to the Board at the same meeting and later confirmed in writing, as to the fairness from a financial point of view of the cash merger consideration to be received by Equinox's shareholders pursuant to the Merger Agreement;

     (3) information concerning Equinox's financial condition, recent results of operations and prospects, as well as the risks involved in achieving such prospects;

     (4) the fact that the cash merger consideration and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between Equinox and Avocent;

     (5) the likelihood of consummation of the Merger, including the fact that the Merger is not subject to a financing condition and that, based on publicly available information, Avocent had sufficient available funds to complete the Merger;

     (6) the terms and conditions of the Merger Agreement, including the provisions of the agreement that permit Equinox to receive unsolicited acquisition proposals from, and negotiate and give information to, third parties and also permit the Board, to the extent required by its fiduciary obligations to Equinox's shareholders, to approve an acquisition transaction on terms more favorable to Equinox's shareholders than those set forth in the Merger Agreement, upon the payment to Avocent of a $2.5 million termination fee; and

     (7) the advice of Greenberg Traurig, its legal advisor, with respect to the terms of the Merger Agreement and the Merger.

     The Board considered the foregoing factors to be positive factors supporting its determination that the Merger is fair and in the best interest of Equinox's shareholders. The Board did not believe that any of the factors it considered concerning the Merger were negative, although it recognized that Equinox's shareholders will receive cash in the Merger and will therefore not have the opportunity to participate in the future growth, if any, of Equinox's business.

     The above discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes all material factors considered by the Board. In view of the various types of information considered, the Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in making its determination, nor did it evaluate whether such factors were of equal importance. In addition, the Board did not reach any specific conclusion with respect to each of the factors. Rather, based upon its overall analysis of these factors and its evaluation of all other relevant information provided or available to them, including discussions with Equinox's management and financial and legal advisors, the Board reached a general consensus that the Merger was fair to and in the best interests of Equinox and its shareholders. In considering the factors described above, individual members of the Board may have given different weights to different factors.

     The Board believes that the Merger was considered in a manner that was procedurally fair to Equinox's shareholders because, among other things: (1) the $9.75 per share cash consideration and the other terms and conditions of the Merger Agreement resulted from active arm's-length negotiations between Equinox and its representatives, on the one hand, and Avocent and its representatives, on the other hand; (2) even though Mr. Dambrackas, Equinox's President and Chief Executive Officer, who is a director of Equinox and participated in the Board deliberations, may have interests in the Merger that differ from the interests of other Equinox shareholders because of his stock options and future employment with Avocent, three of the four members of the Board are non-management, non-affiliated independent directors; and (3) the Board received advice from Raymond James, its financial advisor, and Greenberg Traurig, Equinox's outside legal counsel. The Board believed that such safeguards were sufficient to assure that the Merger is fair to, and in the best interests of Equinox's shareholders.

Avocent's Reasons for the Merger

     In reaching its determination to approve and adopt the Merger Agreement and the Merger, the Avocent board of directors consulted with Avocent's management and its financial and legal advisors, and considered a number of factors. The Avocent board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors. In its decision to recommend and approve the Merger, the most important benefits identified by the board of directors of Avocent were the following:

o Avocent's management belief that, given the complementary nature of the product lines of Avocent and Equinox, the Merger will enhance the opportunity for the potential realization of Avocent's strategic objectives.

o The combination of Equinox's products with Avocent's products will allow Avocent to offer a more comprehensive product line to its customers.

o Equinox's technological resources may allow Avocent to compete more effectively against increasing competition in some sectors by providing Avocent with enhanced ability to develop and market serial switching and other products.

o    The potential strategic benefits of acquiring Equinox.

o Historical information concerning Equinox's business, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations for Equinox filed with the SEC.

o Avocent's management's view of the financial condition, results of operations and businesses of Equinox before and after giving effect to the Merger.

o Current financial market conditions and historical market prices, volatility and trading information with respect to Avocent's common stock and Equinox's common stock.

o The belief that the terms of the Merger Agreement, including the price for the Equinox shares and the parties' representations, warranties, and covenants, and the conditions to their respective obligations, are reasonable. The Avocent board of directors also considered the provisions in the Merger Agreement that prohibited solicitation of third-party bids and the acceptance, approval or recommendation of any unsolicited third-party bids. The Avocent board of directors considered that the provisions in the Merger Agreement for the benefit of Avocent reasonably protected the interests of Avocent shareholders, and those for the benefit of Equinox did not present any significant impediments to proceeding with the transaction considering all of the circumstances.

o The potential for other third parties to enter into strategic relationships with or to acquire Equinox.

o    The expected impact of the Merger on Avocent's customers and employees.

o Reports from management and from legal and financial advisors as to the results of the due diligence investigation of Equinox.

     Potential risks or other negative factors identified by the Avocent board of directors include the following:

o    The risk that the potential benefits of the Merger may not be realized.

o The challenges of integrating the Equinox management team, strategies, culture and organization with Avocent, especially in light of the recent merger between Apex Inc. and Cybex Computer Products Corporation that resulted in the formation of Avocent.

o The risk that the Merger might not be consummated despite the parties' efforts, even if approved by Equinox's shareholders.

o The potentially significant adverse impact to Avocent's net income that will arise due to non-cash charges for the amortization of goodwill and other intangibles in light of the impact of purchase accounting for the Merger.

o The possibly substantial charges to be incurred in connection with the Merger, including costs of integrating the businesses and transaction expenses arising from the Merger.

o The risk that, despite the efforts of Avocent, key technical and management personnel of Equinox might not remain employed by Avocent after the Merger.

     The foregoing discussion of the information and factors considered by the Avocent board of directors is not intended to be exhaustive but includes the material factors considered by the Avocent board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the Avocent board of directors, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the Avocent board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the Avocent board of directors conducted an overall analysis of the factors described above, including discussions with Avocent's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Avocent board of directors may have given different weight to different factors. The Avocent board considered all these factors as a whole and believed the factors supported its determination to approve the Merger. After taking into consideration all of the factors set forth above, Avocent's board of directors concluded that the Merger was fair to, and in the best interests of, Avocent and its shareholders and approved the Merger and the Merger Agreement.

Opinion of Financial Advisor

     Equinox retained Raymond James to render an opinion to Equinox's Board as to the fairness, from a financial point of view, to Equinox's shareholders, of the financial terms and conditions of the Merger. No limitations were imposed on Raymond James by the Equinox Board or Equinox management with respect to the investigations made or procedures followed by Raymond James in preparing and rendering its opinion, and Equinox and its management cooperated fully with Raymond James in connection therewith. Raymond James rendered its written Fairness Opinion that as of November 3, 2000, the consideration to be received by the shareholders of Equinox in the Merger was fair, from a financial point of view, to the holders of Equinox common stock.

     The full text of the Fairness Opinion, dated November 3, 2000, which sets forth assumptions made, matters considered and limits on the scope of review undertaken, is attached as Appendix B to this proxy statement and is incorporated by reference herein. Equinox's shareholders are urged to read the Fairness Opinion in its entirety. Raymond James' Fairness Opinion, which is addressed to Equinox Board, is directed only to the fairness of the consideration to be received by the shareholders of Equinox in the Merger to Equinox's shareholders from a financial point of view and does not constitute a recommendation to any Equinox shareholder as to how such shareholder should vote on the Merger and does not address any other aspect of the proposed Merger or any related transaction. The vote on the Merger and other terms of the Merger were determined pursuant to negotiations between Equinox and Avocent and not pursuant to recommendations of Raymond James. Raymond James merely evaluated the Merger from a financial point of view. Raymond James consents to the inclusion of this summary of its opinion in, and attachment of its opinion to, this proxy statement. The summary of the Fairness Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

     In connection with Raymond James' review of the proposed Merger and the preparation of its opinion, Raymond James has, among other things:

     (1) reviewed Equinox's annual report to shareholders on Form 10-K for the fiscal years ended December 31, 1999, December 31, 1998, and December 31, 1997, its quarterly reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, and other publicly available financial information of Equinox;

     (2) reviewed certain non-public information prepared by the management of Equinox, such as financial statements including unaudited financials for the quarter ended September 30, 2000, financial projections and other financial and operating data concerning Equinox;

     (3) discussed the past and current operations and financial condition and the prospects of Equinox with senior executives of Equinox;

     (4) reviewed a draft of the Agreement and the financial terms and conditions therein;

     (5) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Raymond James believes to be generally comparable to those of Equinox; and

     (6) compared the financial terms of the Merger with the financial terms of certain other transactions which Raymond James believes to be generally comparable to the Merger.

     In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including a review of (i) historical and projected revenues, operating earnings, net income and capitalization of Equinox and certain other publicly held companies in businesses it believed to be comparable to Equinox; (ii) the current and projected financial position and results of operations of Equinox; (iii) historical market prices and trading activity of the common stock of Equinox; and (iv) the general condition of the securities markets.

     As described in its opinion, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by Equinox or any other party and did not attempt to verify independently any such information. In addition, Raymond James did not make or receive any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Equinox, nor has Raymond James been furnished with any such evaluation or appraisal. Raymond James assumed that the financial forecasts, estimates, projections, and other information with respect to Equinox examined by Raymond James had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Equinox, and Raymond James relied upon each party to advise it promptly if any such information previously provided to or discussed with Raymond James had become inaccurate or had been required to be updated during the period of its review. In addition, Raymond James assumed the Merger will be consummated substantially in accordance with the terms set forth in the draft of the Agreement it reviewed.

     The Fairness Opinion was based on economic, market, and other conditions as in effect on, and the information available to it as of, the date of its opinion, and Raymond James has undertaken no obligation to update or reevaluate its opinion.

Fairness Opinion Analyses

     The following is a summary of the analyses performed by Raymond James in connection with the preparation of the Fairness Opinion:

     Presentation by Raymond James. The following summarizes the material financial analyses presented by Raymond James to Equinox's Board at its meeting on November 3, 2000, which were considered by Raymond James in rendering the Fairness Opinion described below. This summary is not a complete description of the analyses underlying the Fairness Opinion or of information presented at meetings between Raymond James and representatives of Equinox held in advance of the Equinox Board's consideration of the Merger.

     Precedent Transaction Analysis. Raymond James presented to Equinox's Board a summary of a precedent transaction analysis which compared four key financial ratios for thirteen selected precedent LAN workbase, LAN attachment, and networking company combinations announced during the three year period prior to November 3, 2000 to the same four key financial ratios projected for the proposed Merger. The precedent combination transactions consisted of: Centigram Communications Corporation combining with ADC Telecommunications, Inc.; ACT Networks, Inc. combining with Clarent Corporation; Cybex Computer Products Corporation combining with Apex Inc; Premisys Communications, Inc. combining with Zhone Technologies, Inc.; OpenROUTE Networks, Inc. combining with Netrix

Corporation; Mylex Corporation combining with International Business Machines Corporation; PulsePoint Communications combining with Unisys Corporation; Dialogic Corporation combining with Intel Corporation; Voice Control Systems, Inc. combining with Koninklijke Philips Electronics N.V.; Xylan Corporation combining with Alcatel; Aydin Corporation combining with L-3 Communications Holdings, Inc.; Reltec Corporation combining with The General Electric Company, p.l.c.; and Summa Four, Inc. combining with Cisco Systems, Inc.

     Raymond James examined the following four key financial ratios for these thirteen selected precedent LAN workbase, LAN attachment, and networking company combinations: target company enterprise value to target company sales; target company enterprise value to target company earnings before interest, taxes, depreciation and amortization ("EBITDA"); target company enterprise value to target company earnings before interest and taxes ("EBIT"); and target company equity value to target company net income. Sales, EBITDA, EBIT and net income were calculated by utilizing the financial statistics for the trailing twelve month period reported prior to the consummation of the precedent company combinations.

     Premium Analysis. Raymond James presented to Equinox's Board an analysis of the premiums paid over the stock price of acquired companies in selected merger transactions since the beginning of 1998, based on stock prices one day, one week and four weeks prior to the announcement of the transaction. This analysis demonstrated that, on average, the acquired company received a 29.1%, 35.6% and 48.9% premium over its stock price one day, one week and four weeks prior to the announcement of the transaction, respectively. The $9.75 per share cash consideration offered in the Merger represents a premium of 39.3%, 39.3% and 73.3% to Equinox's closing price one day, one week, and four weeks prior to the date (November 6, 2000) that the Merger was publicly announced.

     Comparable Companies Analysis. Raymond James also presented to Equinox's Board a summary financial comparison of Equinox to five public LAN workbase, LAN attachment, and networking companies Raymond James deemed to be reasonably comparable to Equinox. The comparable companies consisted of: Digi International Inc.; Lantronix, Inc.; Performance Technologies, Incorporated; Perle Systems Limited; and SBE, Inc.

     Raymond James then compared the following four key financial ratios for these comparable companies to the same corresponding ratios for Equinox under the proposed Merger: enterprise value to sales; enterprise value to EBITDA; enterprise value to EBIT; and equity value to net income. Sales, EBITDA, EBIT and net income were calculated for Equinox and the comparable companies by utilizing the latest trailing twelve months financial statistics that have been publicly reported.

     Equinox Discounted Cash Flow Analysis. Raymond James presented to Equinox's Board the results of a discounted cash flow analysis for fiscal years 2000 to 2004 to estimate the present value of the stand-alone unleveraged free cash flows that Equinox is expected to generate if Equinox performs in accordance with certain internal management forecasts. For purposes of this analysis, unleveraged free cash flows were defined as unleveraged net income plus depreciation plus amortization less capital expenditures less investment in working capital. Raymond James performed its analyses based on financial forecasts and assumptions provided to it by Equinox.

Raymond James used the year 2004 as the terminal year for the analysis and calculated terminal values for Equinox by applying a range of multiples of EBITDA to the projected fiscal year 2004 EBITDA for Equinox. The unleveraged projected free cash flows and terminal values were then discounted using a range of discount rates.

     Opinion of Raymond James. During the November 3, 2000 meeting of Equinox's Board, Raymond James gave its oral and written opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its Fairness Opinion, the consideration to be received by Equinox's shareholders in the Merger was fair from a financial point of view to Equinox's shareholders.

     The summary set forth above does not purport to be a complete description of the analyses of data underlying Raymond James' opinion or its presentation to Equinox's Board. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James' view of the actual value of Equinox.

     In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Equinox. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Raymond James' analysis of the fairness of the consideration to be received by the shareholders of Equinox in the Merger to Equinox's shareholders from a financial point of view and were provided to Equinox's Board. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities might be sold. In addition, as described above, the opinion of Raymond James was one of many factors taken into consideration by Equinox's Board in making its determination to approve the Merger. Consequently, the analyses described above should not be viewed as determinative of Equinox's Board or Equinox's management's opinion with respect to the value of Equinox. Equinox placed no limits of the scope of the analysis performed, or opinion expressed, by Raymond James.

     In connection with the Merger, Equinox contracted with Raymond James to provide financial advisory and investment banking services, pursuant to which Equinox requested Raymond James to provide the fairness opinion summarized herein. Equinox's Board retained Raymond James because of Raymond James' qualifications, expertise, and reputation, as well as its prior investment banking relationship with Equinox. Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Through negotiation, Equinox and Raymond James determined that Equinox would pay Raymond James a fee upon the consummation of the Merger, which fee is contingent upon the value of the Merger. In the ordinary course of business, Raymond James may trade in the securities of Equinox for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Conflicts of Interest

     When you consider the Board's recommendation to vote for the Merger, you should be aware of interests which some of the directors and executive officers have in the Merger that are different from your interests as shareholders. The Board was aware of these and other interests and considered them before approving and adopting the Merger Agreement.

     Stock Options. Upon completion of the Merger, each outstanding stock option issued by Equinox will be assumed by Avocent and become an option to purchase an adjusted share amount of Avocent common stock. Each option will become an option to purchase a number of shares of Avocent common stock determined by multiplying the number of shares of Equinox common stock subject to such option at the effective time of the Merger by a fraction, the numerator of which is 9.75 and the denominator of which is the closing price of Avocent's common stock as quoted on the Nasdaq Stock Market on the last trading date prior to the closing date, at an exercise price per share of Avocent's common stock equal to the exercise price per share of such option immediately prior to the effective time of the Merger divided by 9.75. The number of shares of Avocent common stock purchasable under the option will be rounded down to the nearest whole share, without payment of any cash for fractional shares.

     Assumption of Stock Options

     The following directors and executive officers hold as of November 1, 2000 options to purchase a total of 1,074,860 shares of Equinox's common stock granted under Equinox's stock option plans:

                   Name and Title                               No. of Options
     -----------------------------------------------------   -------------------
     William A. Dambrackas                                          775,989
          President, Chief Executive Officer and
          Chairman of the Board

     Robert F. Williamson, Jr.                                       51,500
          Vice President, Finance and Chief Financial
          Officer

     Steve Geffin                                                    45,000
          Vice President, Development

     Robert S. Sowell                                                77,500
          Vice President, Operations

     Thomas E. Garrett                                               64,871
          Vice President, Sales

     James J. Felcyn, Jr.                                            22,500
          Director

     Charles A. Reid                                                 18,750
          Director

                   Name and Title                               No. of Options
     -----------------------------------------------------   -------------------
     James W. Davidson                                               18,750
          Director

     The option holders who elect to exercise any of their vested options prior to the effective time of the Merger will receive the merger consideration payable to holders of Equinox common stock in exchange for the shares issued upon exercise, less the exercise price of the vested option.

Acceleration of Stock Options

     The completion of the Merger will cause the full vesting of the following number of options to purchase shares of Equinox common stock held by the following executive officers:

             Name and Title                            No. of Options
     -----------------------------------------      --------------------
     William A. Dambrackas                                 159,215

     Robert F. Williamson, Jr.                              15,000

     Steve Geffin                                           16,250

     Robert S. Sowell                                       22,243

     Thomas E. Garrett                                      23,367

     Employment Agreement

     At the time of the Merger, Avocent will enter into an employment agreement with William A. Dambrackas, Equinox's Chairman of the Board, President and Chief Executive Officer, to serve as Senior Vice President of Network Technology of Avocent. The agreement will be in effect until December 31, 2004 and provides for an annual base salary of $220,000 (slightly less than his current salary of $228,228 at Equinox), subject to cost-of-living increases, with bonuses at the discretion of the board of directors of Avocent. Additionally, Mr. Dambrackas shall receive options to purchase 120,000 shares of Avocent common stock with an exercise price equal to the closing price of Avocent's common stock on the effective date of the Merger, which options shall vest in stages over a four year period. The employment agreement provides Mr. Dambrackas severance benefits if his employment with the surviving corporation in the Merger is terminated without cause or within specified time periods following a change in control of Avocent. For a period of twelve months after his employment with Avocent, Mr. Dambrackas may not work for a business that competes with Avocent.

                               THE SPECIAL MEETING

Date, Time and Place

     The special meeting will be held on January 2, 2001, at 11:00 a.m., local time, at Weston Hills Country Club, 2600 Country Club Drive, Weston, Florida 33332. At the special meeting, Equinox shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger.

Record Date; Voting Power; Quorum

     Shareholders of record of Equinox common stock at the close of business on November 24, 2000 are entitled to notice of and to vote at the special meeting. As of the record date, there were 5,581,154 shares of Equinox common stock issued and outstanding.

     Holders of record of Equinox common stock on the record date are entitled to one vote per share on any matter that may properly come before the special meeting.

     The representation, in person or by proxy, of at least a majority of the outstanding shares of Equinox common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business.

Vote Required; Security Ownership of Management

     Under Florida law, the affirmative vote of the holders of a majority of the shares of Equinox common stock outstanding on the record date is required to approve the Merger Agreement and the Merger. For purposes of determining whether the Merger Agreement and the Merger have received the required majority vote, abstentions and broker non-votes (shares held in "street name" through a broker or other nominee as to which voting instructions with regards to the Merger Agreement and the Merger have not been received from the beneficial owners and such broker or other nominee is not permitted to exercise voting discretion with regards to the Merger Agreement or the Merger) will not be included in the vote total, although an abstention and a broker non-vote will have the effect of a vote against the Merger Agreement and the Merger. Abstentions and broker non-votes will, however, be counted for determining whether there is a quorum.

     As of the record date for the special meeting, Equinox's executive officers and directors owned, in the aggregate, 429,434 shares of Equinox common stock, or 7.69% of the votes represented by the shares of Equinox common stock then outstanding. See "Beneficial Ownership of Common Stock" on page 33.

Proxies

     Shareholders are requested to complete, date and sign the accompanying form of proxy and return it promptly in the enclosed postage-paid envelope.

     Any shareholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted at the special meeting. A later dated proxy or written notice of revocation given prior to the vote at the special meeting to the Secretary of Equinox will serve to revoke such proxy. Also, a shareholder who attends the special meeting in person may, if he or she wishes, vote by ballot at the special meeting, thereby canceling any proxy previously given. Mere presence at the special meeting will not serve to revoke any proxy previously given.

Solicitation of Proxies

     In addition to the use of mails, proxies may be solicited by persons regularly employed by Equinox, by personal interview, telephone and telegraph. Such persons will receive no additional compensation for such services, but will be reimbursed for any out-of-pocket expenses incurred by them in connection with such services. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held of record by such persons, and Equinox may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Equinox will bear the costs of the special meeting and of soliciting proxies therefor. Equinox may engage a proxy solicitor to assist in the solicitation of proxies.

                                   THE MERGER

     In the Merger, a wholly-owned subsidiary of Avocent will be merged with and into Equinox, and each share of Equinox's common stock will be converted into the right to receive $9.75 in cash, without interest.

Federal Income Tax Consequences

     The material tax consequences of the Merger are summarized in the following discussion, which is based on the current provisions of the Internal Revenue Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the holders of Equinox common stock described below. The following discussion is addressed to a shareholder that holds Equinox common stock as a capital asset and that, for federal income tax purposes, is a U.S. citizen or resident or a domestic corporation, partnership, trust or estate. This summary does not purport to deal with all aspects of taxation that may be relevant to a particular shareholder in light of his, her or its particular circumstances or to certain types of taxpayers subject to special treatment under the federal income tax law, including financial institutions, broker-dealers, foreign persons, persons holding Equinox common stock as part of a straddle, "synthetic security" or other integrated investment (including a "conversion transaction") or persons who acquired their Equinox common stock through the exercise of an employee stock option or otherwise as compensation.

     A holder of Equinox common stock will recognize capital gain or loss for federal income tax purposes on each share of Equinox common stock exchanged for the merger consideration pursuant to the Merger. The amount of gain or loss recognized on a share will be equal to the difference between $9.75 and the holder's basis in the share. The gain or loss will be long-term capital gain or loss in the case of shares held for more than one year as of the date of the Merger. In the case of individuals, trusts and estates, net capital gain for a taxable year (that is, the excess of net long-term capital gain for the taxable year over any net short-term capital loss for the year) is subject to a maximum federal income tax rate of 20%. Receipt of the merger consideration in exchange for Equinox common stock pursuant to the Merger also may be a taxable transaction under applicable state, local and foreign tax laws.

     A holder of Equinox common stock may be subject to backup withholding at the rate of 31% with respect to the merger consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholdings rules. To prevent the possibility of backup withholding on payments made to certain holders with respect to shares of Equinox common stock pursuant to the Merger, each holder must provide the exchange agent for the Merger with his, her or its correct taxpayer identification number by completing a Form W-9 or Substitute Form W-9. A holder of Equinox common stock that does not provide his, her or its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service, as well as to backup withholding. Any amount withheld under these rules will be refundable or creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. Equinox (or its agent) will report to the holders of Equinox common stock and to the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

     The federal income tax consequences set forth in this proxy statement are for general information only. The tax consequences for a particular shareholder will depend upon the facts and circumstances applicable to that shareholder. Accordingly, each shareholder is urged to consult his, her or its own tax adviser to determine the tax consequences of the Merger to the shareholder in light of his, her or its particular circumstances, including the applicability and effect of state, local, foreign and other tax laws and any possible changes in those laws. The foregoing discussion may not apply to shares received pursuant to the exercise of employee stock options or otherwise as compensation.

Accounting Treatment

     Equinox expects that the Merger will be accounted for by Avocent under the purchase method of accounting in accordance with generally accepted accounting principles.

Dissenters' Appraisal Rights

     Equinox's shareholders are not entitled under Florida law or Equinox's articles of incorporation to exercise dissenters' appraisal rights in connection with the Merger.

Delisting and Deregistration of Common Stock

     Following the Merger, Equinox's common stock will be no longer traded on The Nasdaq National Market System, price quotations will no longer be available and the registration of Equinox's common stock under the Exchange Act will be terminated. After such registration is terminated, Equinox will no longer be required to file periodic reports with the Commission.

Regulatory Approvals

     The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents reportable transactions from being completed until statutory waiting periods expire or are terminated. During these waiting periods, the Antitrust Division of the Department of Justice or the Federal Trade Commission may request the parties to provide, voluntarily or otherwise, certain information relevant to their review. Avocent and Equinox have made the required filings with the Department of Justice and the Federal Trade Commission, and the applicable waiting periods have not yet expired or terminated.

     The requirements of Hart-Scott-Rodino will be satisfied if the Merger is completed within one year from the expiration or termination of the waiting period. During or after the statutory waiting periods, and even after completion of the Merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could challenge or seek to block the Merger under the antitrust laws, as it deems necessary or desirable in the public interest. A competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the Merger. Equinox cannot be sure that a challenge to the Merger will not be made or that, if a challenge is made, Equinox will prevail. Equinox is not aware of any other material governmental or regulatory approval required for completion of the Merger.

                              THE MERGER AGREEMENT

Overview

     The terms and conditions of the Merger are set forth in the Merger Agreement, the complete text of which is attached as Appendix A to this proxy statement and is incorporated herein by reference. The summary of the Merger Agreement contained in this proxy statement does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of such document.

     In the Merger, a wholly-owned subsidiary of Avocent will be merged with and into Equinox, and each share of Equinox's common stock will be converted into the right to receive $9.75 in cash, without interest.

Exchange of Certificates Representing Common Stock

     Instructions with regard to the surrender of stock certificates representing Equinox common stock, together with a letter of transmittal to be used for this purpose, will be mailed to Equinox's shareholders as soon as reasonably practicable after the completion of the Merger. In order to receive the cash merger consideration, shareholders will be required to surrender their stock certificates, together with a duly completed and executed letter of transmittal, to an exchange agent designated by Avocent and approved by Equinox. As of the date of the Merger, Avocent will deposit the cash merger consideration in trust with the exchange agent. Upon receipt of such stock certificates and letter of transmittal, the exchange agent will deliver the cash merger consideration to the registered holder or his transferee of the shares of Equinox's common stock. No interest will be paid or accrued on the amounts payable upon the surrender of stock certificates.

     Shareholders should not submit their stock certificates for exchange until the instructions and letter of transmittal are received.

     After the effective time of the Merger, there will be no further transfers on the stock transfer books of Equinox of the shares of Equinox's common stock that were outstanding immediately prior to the Merger. If a certificate representing such shares is presented for transfer, subject to compliance with the requisite transmittal procedures, it will be canceled and exchanged for the merger consideration.

     Each certificate representing shares of Equinox's common stock immediately prior to the effective time of the Merger will, at such time, be deemed for all purposes to represent only the right to receive the merger consideration into which the shares of Equinox's common stock represented by such certificate were converted in the Merger.

     Any cash merger consideration delivered or made available to the exchange agent and not exchanged for stock certificates within six months after the Merger will be returned by the exchange agent to Avocent, which will thereafter act as exchange agent. If any certificates representing shares of Equinox common stock are not surrendered within seven years after the Merger then the unclaimed merger consideration payable in exchange for such certificates shall, to the extent permitted under applicable abandoned property, escheat or similar law, become the property of the surviving corporation in the Merger, free and clear of all claims or interests of any person previously entitled thereto. None of the parties to the Merger Agreement nor the exchange agent will be liable to any person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

     Equinox has made representations and warranties in the Merger Agreement regarding, among other things its organization and good standing, authority to enter into the transactions, its capitalization, the content and submission of forms and reports required to be filed by Equinox with the SEC, requisite governmental and other consents and approvals, and compliance with all applicable laws.

     Avocent has made representations and warranties in the Merger Agreement, on its behalf and on behalf of its wholly-owned subsidiary, regarding, among other things, its organization and good standing, authority to enter into the transactions, the requisite governmental and other consents and approvals, financing, and the accuracy of information supplied by it for submission on forms and reports required to be filed by Equinox with the SEC.

Conduct of Business Pending the Merger

     Equinox has agreed that during the period from the date of the Merger Agreement to the effective time of the Merger or termination of the Merger, unless consented to by Avocent, it will:

     o conduct its business diligently and in accordance with good commercial practice in the ordinary course;

     o    pay its debts and taxes when due;

     o    pay or perform its material obligations when due;

     o    preserve intact its current business organizations;

     o    keep available the services of its present officers and employees; and

     o preserve its relationships with customers, suppliers, distributors, licensors and licensees and other persons with which it has business relations.

     Equinox has further agreed that it will, until the earlier of the completion of the Merger or termination of the Merger Agreement, conduct its business in compliance with certain specific restrictions relating to:

     o    restricted stock or stock options;

     o entering into material partnership arrangements, joint development agreements or strategic alliances;

     o    employee severance or termination payments or arrangements;

     o    the transfer or license of intellectual property;

     o    the issuance of dividends or other distributions;

     o    the issuance and redemption of securities;

     o    modification of its Articles of Incorporation or Bylaws;

     o the merger or consolidation with another entity or acquisition of assets or other entities;

     o    liquidation or reorganization;

     o    the sale, lease, license and disposition of assets;

     o    the incurrence or guaranteeing of indebtedness;

     o adopting or amending any employee plans or agreements, increasing employee benefits or paying special bonuses;

     o making any payment outside the ordinary course of business in excess of $50,000 individually or $100,000 in the aggregate;

     o    payment or settlement of liabilities;

     o waiver, termination, amendment or modification of any material contract;

     o entrance into or modification of contracts relating to distribution, sale, license or marketing by third parties of products;

     o revaluing of assets or modifying accounting methods, principles or practices;

     o incurrence of obligations or entering into any agreement to make expeditious outside the ordinary course of business in excess of $50,000 individually or $100,000 in the aggregate;

     o hiring any employee with an annual compensation level in excess of $100,000; and

     o    grant of exclusive rights to any third party.

No Other Negotiations; No Solicitation

     Equinox has agreed to refrain from any activities, discussions or negotiations with any third parties regarding transactions that would involve a transfer of control of Equinox.

     As used in this proxy statement, an "Acquisition Proposal" is any offer or proposal relating to any Acquisition Transaction (as defined in the next sentence), other than an offer or proposal from Avocent. An "Acquisition Transaction" is any transaction or series of transactions, other than the Merger, involving any of the following:

     o The acquisition or purchase by a person or group of more than a 5% interest in total outstanding voting securities of Equinox or any of its subsidiaries

     o Any tender offer or exchange offer that if consummated would result in any person or group beneficially owning, more than a 5% interest in total outstanding voting securities of Equinox or any of its subsidiaries

     o Any merger, consolidation, business combination or similar transaction in which the shareholders of Equinox immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity

     o Any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 5% of the assets of Equinox

     o    Any liquidation or dissolution of Equinox

     Until the Merger is completed or the Merger Agreement is terminated, Equinox has agreed, subject to limited exceptions, that it will not do the following:

     o    Solicit or initiate an Acquisition Proposal;

     o    participate in discussions regarding an Acquisition Proposal;

     o    provide non-public information in connection with an Acquisition
          Proposal;

     o    facilitate any inquiries or proposal, that lead to an Acquisition
          Proposal;

     o discuss an Acquisition Proposal with any person, except as to these restrictive provisions;

     o approve, endorse or recommend an Acquisition Proposal, except in limited circumstances; and

     o enter into any letter of intent or agreement regarding Acquisition Transaction.

     Until the Merger is completed or the Merger Agreement is terminated, the Board may withhold, withdraw, amend or modify its unanimous recommendation in favor of the Merger if all of the following conditions are met:

     o    A Superior Offer is made;

     o Equinox has not breached the non-solicitation provisions contained in the Merger Agreement; and

     o The Board determines in good faith, after consultation with its outside legal counsel, that such action is required in order to act in a manner consistent with its fiduciary obligations under applicable law.

     A "Superior Offer" is an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions:

     o Merger, consolidation or similar transaction where the shareholders of Equinox immediately preceding such transaction hold less than 50% of the equity interest in the surviving entity; or

     o Sale or other disposition of Equinox's assets representing in excess of 50% of the fair market value of Equinox's business immediately prior to the seller; or

     o The acquisition by any person or group of the right to 30% of the voting power of the outstanding shares of Equinox;

that the Board determines in its reasonable judgment (after consultation with its financial advisor) to be more favorable to Equinox's shareholders from a financial point of view than the terms of the Merger.

     Until the Merger is completed or the Merger Agreement is terminated, Equinox may furnish nonpublic information, enter into confidentiality agreements with, or entering into discussions with a person or group in response to a Superior Offer if:

     o it has not breached the non-solicitation provisions contained in the Merger Agreement;

     o the Board of determines in good faith, after consultation with its outside legal counsel, that such action is required in order to comply with its fiduciary duties;

     o it gives Avocent advance notice of such discussion and enters into a confidentiality agreement with the third party; and

     o    it furnishes any nonpublic information distributed to Avocent.

     Equinox has agreed to keep Avocent informed of the status and details of any Acquisition Proposal.

     Board may withdraw its recommendation of the Merger Agreement and the Merger if either Raymond James has withdrawn its fairness opinion or the Board determines, in good faith, after consultation with outside counsel, that it is required to withdraw such recommendation in order to act in a manner consistent with its fiduciary obligations.

     Regardless of whether the Board has received a Superior Offer or withdrawn its recommendation of the Merger, Equinox is obligated under the Merger Agreement to hold the special meeting of shareholders.

Registration on Form S-8

     Avocent will file with the SEC a registration statement on Form S-8 for the shares of Avocent common stock issuable with respect to Equinox stock options assumed in the Merger.

Indemnification; Directors' and Officers' Liability Insurance

     The Merger Agreement provides that Avocent generally will fulfill the obligations of Equinox pursuant to obligations set forth in the Articles of Incorporation, Bylaws, any Florida law and any obligations under agreements between Equinox and its directors or officers, as in effect as of the date of the Merger Agreement, from and against all liabilities, costs expenses and claims arising out of actions taken prior to the effective time of the Merger in performance of their duties as directors and officers of Equinox in connection with the Merger Agreement.

     The Merger Agreement further provides that, except as may be limited by applicable law, for a period of six years from and after the effective time of the Merger the indemnification obligations set forth in Equinox's Articles of Incorporation, Bylaws and any agreements with its officers or directors shall survive the Merger and shall not be amended or modified in a manner adverse to the rights of former and current officers and directors of Equinox with respect to matters occurring prior to the effective time of the Merger.

     Avocent will maintain in effect, for six years or until the applicable statute of limitations expires, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers by Equinox's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Merger. Avocent will be required to expend an annual premium for such coverage (or such coverage as is available for such annual premium) in excess of 200% of the last annual premium paid immediately prior to the Merger by Equinox for such coverage.

Conditions to the Merger

     Each party's respective obligations to effect the Merger is subject to satisfaction of the following conditions:

     o the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Equinox's common stock in accordance with Florida law and Equinox's Articles of Incorporation; and

     o no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or materially and adversely restricts the consummation of the Merger and all waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended have expired or terminated.

     The obligations of Avocent, on the one hand, and Equinox, on the other hand, to consummate the Merger are subject to the satisfaction or waiver of further conditions including:

     o Performance of all of the obligations of the other party(ies) under the Merger Agreement required to be performed prior to the effective time of the Merger;

     o the truthfulness and correctness of each of the representations and warranties of the other party(ies) contained in the Merger Agreement as of the Closing Date.

Termination of Merger Agreement

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger, whether before or after approval by Equinox's shareholders:

     o    by the mutual written consent of Avocent and Equinox;

     o by either Avocent or Equinox if the Merger has not been consummated by January 31, 2001, except that this right to terminate the Merger Agreement is not available to any party whose action or failure to act causes the failure of the Merger to be consummated by January 31, 2001;

     o by either Avocent or Equinox if there is an order by a governmental entity permanently restraining, enjoining or otherwise prohibiting the Merger which is final and nonappealable;

     o by either Avocent or Equinox, if the shareholders of Equinox do not approve the Merger Agreement at the special meeting, so long as such failure was not caused by an action or failure to act by Equinox; and

     o by either Equinox or Avocent if the other party breaches any of its representations, warranties and agreements under the Merger Agreement and such breach is not cured within 30 days of notice.

     In addition, the Merger Agreement may be terminated by Avocent or Equinox if any of the following events shall have occurred:

     o the Board withdraws, modifies or changes its unanimous recommendation of the Merger Agreement;

     o the Board fails to reaffirm its unanimous recommendation in favor of adoption and approval of the Merger Agreement and the Merger within 10 business days after Avocent requests in writing that such recommendation be affirmed at any time following the announcement of an Acquisition Proposal, as that term is defined in the merger agreement;

     o    the Board approves or recommends any Acquisition Proposal;

     o Equinox enters into any letter of intent or similar document accepting any Acquisition Proposal;

     o a tender or exchange offer for Equinox's securities is commenced by a person unaffiliated with Avocent, and Equinox has not sent to its shareholders within 10 business days after such tender or exchange offer a statement that Avocent recommends rejection of such tender or exchange offer; or

     o    Equinox breaches the non-solicitation provisions of the Merger
          Agreement.

     Equinox will be required to pay a termination fee of $2,500,000 to Avocent if the Merger Agreement is terminated by Avocent because one of the events described above has occurred.

     Additionally, Equinox is required to pay the termination fee if the Merger Agreement is terminated because the Merger is not consummated by January 31, 2001 or because the shareholders do not approve the Merger and prior to the termination of the Merger Agreement, a third party has announced an Acquisition Proposal and within 12 months following the termination of the Merger Agreement, either of the following occur: (1) a Target Acquisition (as defined below) is consummated or (2) Equinox enters into an agreement or letter of intent providing for a Target Acquisition.

     A Target Acquisition is any one of the following: (1) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Equinox where the shareholders of Equinox prior to such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (2) a sale or other disposition by Equinox of assets representing in excess of 50% of the aggregate fair market value of Equinox's business immediately prior to such sale or (3) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Equinox), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Equinox.

     Avocent will be required to pay Equinox a termination fee of $2,500,000 if
(1) the Merger is not completed by January 31, 2001, (2) all of the conditions in the Merger Agreement required to be performed or satisfied in order to obligate Avocent to effect the Merger have been satisfied and (3) Avocent fails or refuses to effect the Merger.

Fees and Expenses

     Equinox and Avocent will pay their own fees, costs, and expenses incurred in connection with the Merger Agreement, except that Avocent and Equinox will share the expenses associated with the pre-merger notification and report from under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and Equinox will bear all expenses incurred in connection with this proxy statement.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of Equinox's common stock as of November 24, 2000 for (1) each person who is known by Equinox to own beneficially more than 5% of the outstanding shares of common stock, (2) the Chief Executive Officer and the five other most highly compensated executive officers of Equinox, (3) each director of Equinox, and (4) all of the directors and executive officers of Equinox as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.

          Name and Address of Beneficial Owner (1)              Common Stock Beneficially Owned
     --------------------------------------------------------  --------------------------------
              Directors and Executive Officers                    Shares              Percent
     --------------------------------------------------------  --------------------------------
     William A. Dambrackas (2)(3) ...........................   1,094,684              17.5%
     Robert F. Williamson, Jr. (2)(4) .......................      27,750               *
     Steve Geffin (2) .......................................      20,000               *
     Robert S. Sowell (2) ...................................     129,750               2.3%
     Thomas E. Garrett (2) ..................................      54,871               1.0%
     James J. Felcyn, Jr. (2) ...............................       7,500               *
     James W. Davidson (2) ..................................      18,750               *
     Charles A. Reid (2) ....................................      18,750               *
                                                                ---------
     All directors and executive officers as a group (8
        persons)(2)(3)(4) ...................................   1,372,055              21.0%
                                                                =========
     5% Beneficial Owners
     --------------------------------------------------------
     FMR Corp. ..............................................     535,000               9.6%
        82 Devonshire Street
        Boston, Massachusetts 02109 (5)

     Wellington Management ..................................     427,300               7.7%
        75 State Street
        Boston, MA 02109(5)

     Dimensional Fund Advisors ..............................     385,800               6.9%
        1299 Ocean Avenue, 11th Floor
        Santa Monica, CA 90401 (5)

     G. Kevin Doren .........................................     284,556               5.1%
        8202 Avalon Drive
        Mercer Island, WA 98040 (6)

----------
(*)  less than 1%.

(1) Unless otherwise indicated, (i) the address of each of the beneficial owners is c/o Equinox Systems Inc., One Equinox Way, Sunrise, FL 33351,
     (ii) all shares are owned directly, (iii) each person has sole investment and voting power, and (iv) the share ownership is as of November 24, 2000.

(2) Includes shares of Common Stock subject to stock options exercisable within 60 days of November 7, 2000 in the following amounts: Mr. Dambrackas (677,500), Mr. Williamson (23,750), Mr. Geffin (20,000), Mr. Sowell
     (121,500), Mr. Garrett (54,871), Mr. Felcyn (7,500), Mr. Davidson (18,750),
     Mr. Reid (18,750), and all directors and executive officers as a group (942,621). Does not include options which will be accelerated in connection with the Merger. See "Conflicts of Interests-- Stock Options."

(3) Includes 30,000 shares held by Mr. Dambrackas as custodian for his children.

(4)  Includes 750 shares held by Mr. Williamson's spouse.

(5) Based on information included on Schedule 13-F which reports share ownership as of June 30, 2000.

(6) Based on information included on Schedule 13-G, which reports share ownership as of December 31, 1999. Mr. Doren is a first cousin of Mr. Dambrackas.

                              AVAILABLE INFORMATION

     Equinox is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC.

     Such reports, proxy statements and other information filed by Equinox, can be inspected and copied at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 11048 and at Northwest Atrium Center 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Equinox's SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

                                                                      APPENDIX A
                                                                      ----------

                          PLAN AND AGREEMENT OF MERGER

     This PLAN AND AGREEMENT OF MERGER (this "Agreement"), is entered into as of November 3, 2000, by and among Avocent Corporation, a Delaware corporation ("Parent"), Blue Marlin Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Parent (the "Subsidiary"), Equinox Systems Inc., a Florida corporation ("Target") (the Subsidiary and Target being sometimes collectively referred to herein as the "Constituent Corporations").

                                   WITNESSETH:

     WHEREAS, the respective Board of Directors of Parent, Subsidiary and Target have approved the merger of the Subsidiary with and into Target (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby all of the issued and outstanding shares of Target common stock, par value $0.01 per share (the "Target Common Stock") not owned directly or indirectly by Target, will be converted into the Merger Consideration (as hereinafter defined); and

     WHEREAS, each of Parent and Target desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:


                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 607.1101 et seq. of the Florida Business Corporation Act (the "Florida Law") and with the effect provided in
Section 607.1106 of the Florida Law, the Subsidiary shall be merged with and into Target at the Effective Time (as defined in Section 1.3 hereof). Following the Effective Time, the separate corporate existence of the Subsidiary shall cease and Target shall continue as the surviving corporation (the "Surviving Corporation") under the name "Equinox Systems Inc." and shall succeed to and assume all the rights and obligations of the Subsidiary and Target in accordance with the Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, (a) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Constituent Corporations, (b) all obligations belonging to or due to each of the Constituent Corporations shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed, (c) title to any real estate or any interest therein vested in either of the Constituent

Corporations shall not revert or in any way be impaired by reason of the Merger,
(d) all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, (e) the Surviving Corporation shall be liable for all of the debts and obligations of each of the Constituent Corporations, and any claim existing, or action or proceeding pending, by or against either of the Constituent Corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place, and (f) the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

     1.2 The Closing. The closing of the Merger (the "Closing") will take place at such time and on such date as is agreed upon by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in
Article VII of this Agreement) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII of this Agreement at such location as the parties may agree, unless another date is agreed to in writing by the parties hereto.

     1.3 Effective Time. Subject to the provisions of this Agreement, the parties shall file articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the Florida Law and shall make all other filings required under the Florida Law as soon as practical on or after the Closing Date. The Merger shall become effective at such time as the Articles of Merger are accepted for filing by the Secretary of State of Florida, or at such other time as Parent and Target shall agree as specified in the Articles of Merger but not exceeding 30 days after the Articles of Merger are accepted for filing by the Secretary of State of Florida (the "Effective Time").

     1.4 Effects of Merger. The Merger shall have the following effects on the Constituent Corporations:

          (a) Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of the Subsidiary shall become the Articles of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended as provided by law.

          (b) Bylaws of the Surviving Corporation. The Bylaws of the Subsidiary shall be the Bylaws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the Florida Law, the Articles of Incorporation of the Surviving Corporation and the Bylaws.

          (c) Directors. The directors of the Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation, Bylaws and applicable law.

          (d) Officers. The officers of Subsidiary at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

          (e) Assets, Liabilities. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Constituent Corporations shall be taken upon the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in this Agreement and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

          (f) The Organization of Subsidiary. The Parent has formed Subsidiary under the laws of the State of Florida for the purposes of the transactions contemplated by this Agreement. Parent covenants and agrees that, until the Effective Time, Subsidiary will conduct no business or operations, will have no assets and will enter into no agreements or obligations except as required or contemplated by this Agreement or necessary to perform its obligations hereunder.



                                   ARTICLE II
                      EFFECT OF THE MERGER ON THE STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any stock of either of the Constituent Corporations:

          (a) Cancellation of Treasury Stock. Each share of Target Common Stock that is owned by Target or by any direct or indirect wholly-owned subsidiary of Target shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Target Common Stock. Each issued and outstanding share of Target Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) that is issued and outstanding immediately prior to the Effective Time (collectively, the "Exchanging Target Shares") shall be converted into the right to receive from Parent at the Effective Time an amount (the "Merger Consideration") equal to $9.75 for each share of Target Common Stock (the "Exchange Ratio"). On or prior to the Closing Date, Parent shall deliver by wire transfer the Merger Consideration to the Exchange Agent (as defined in Section 2.3(a) hereof) in accordance with Section 2.3 hereof. As of the Effective Time, all such Exchanging Target Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate evidencing any Exchanging Target Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor without interest upon surrender of such certificate in accordance with Section 2.2.

          (c) Target Stock Options. At the Effective Time, each of the then outstanding options to purchase Target Common Stock (collectively, the "Target Options") (consisting of all outstanding options granted under Target's 1988 Non-qualified Stock Option Plan, 1992 Non-qualified Stock Option Plan, 1993 Stock Option Plan, Directors Stock Option Plan and 2000 Directors' Stock Option Plan (collectively the "Target Plans"), and any individual non-Plan options) will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed and converted into an option to purchase that number of shares of Common Stock, $0.001 par value of Parent ("Parent Common Stock") determined by dividing the number of shares of Target Common Stock subject to such Target Option at the Effective Time by seven (7), at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Target Option immediately prior to the Effective Time (provided that the exercise price per share of such Target Option immediately prior to the Effective Time shall be deemed to be $9.75 with respect to any Target Option the exercise price per share of which would otherwise have been greater than $9.75) multiplied by seven (7). If the foregoing calculation results in an assumed Target Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share. The term, exerciseability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Target Options will otherwise be unchanged.

     2.2 Adjustments for Capital Changes. If, prior to the Effective Time, Target recapitalizes through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, then the Exchange Ratio will be adjusted appropriately so as to maintain the aggregate Merger Consideration at the same amount it would have been had such recapitalization, reclassification, dividend or other change not occurred.

     2.3 Exchange of Certificates.

          (a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement with ChaseMellon Shareholder Services, L.L.C. or such other bank or trust company as may be designated by Parent and agreed to by Target (the "Exchange Agent") providing that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Exchanging Target Shares, for exchange in accordance with this Article II through the Exchange Agent, cash in an amount sufficient to pay the Merger Consideration required to be paid pursuant to Section 2.1 (such cash being hereinafter referred to as the "Exchange Fund").

          (b) Exchange Procedures. As soon as reasonably practicable (and in any event no later than ten days) after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced issued and outstanding shares of Target Stock

(including persons who purchase Target Common Stock prior to the Effective Time upon the exercise of Target Options), which shall be converted into the right to receive the Merger Consideration pursuant to Section 2.1 (collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates, to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash from the Exchange Fund, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Target Common Stock which is not registered in the transfer records of Target, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article
II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable to such holder pursuant to Section 2.2 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (d) No Further Ownership Rights in Exchanging Target Shares. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Exchanging Target Shares theretofore evidenced by such Certificates. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the

Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

          (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates six months after the Effective Time shall be delivered to Parent, on demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration.

          (f) No Liability. None of Parent, Target or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any governmental entity under applicable law), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     2.4 Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund in deposit accounts or short-term money market instruments, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

     2.5 Assumption of Options. Promptly after the Effective Time, Parent shall notify in writing each holder of a Target Option of the assumption of such Target Option by Parent, the number of shares of Target Common Stock that are then subject to such and the exercise price of such Target Option, as determined pursuant to Sections 2.1(c) hereof.

     2.6 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target will take all such lawful and necessary action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Subsidiary, the officers and directors of Subsidiary will take all such lawful and necessary action.



                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF TARGET

     Target represents and warrants to Parent, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Target to Parent (the "Disclosure Schedules"), that the statements in this Article III are true. The Disclosure Schedules shall be arranged in sections and paragraphs corresponding to the numbered sections and paragraphs (and subparagraphs) contained in this Article III, and the disclosure in any paragraph shall qualify only the corresponding Section or paragraph in this Article III or other sections to which it is clearly apparent (from a plain reading of the disclosure or by cross reference) that such disclosure relates.

     3.1 Organization of Target.

          (a) Target and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 9.3) on Target.

          (b) Target has delivered to Parent a true and complete list of all of Target's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Target's equity interest therein. All outstanding shares of capital stock or other equity interests of the subsidiaries of Target are owned by Target or a direct or indirect wholly-owned subsidiary of Target, free and clear of all liens, pledges, charges, encumbrances, security interests, claims and options of any nature (collectively, "Liens").

          (c) Target has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of Target and similar governing instruments of each of its material subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Target nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

     3.2 Target Capital Structure. The authorized capital stock of Target consists of 15,000,000 shares of Common Stock, par value $0.01 per share, of which there were 5,458,241 shares issued and outstanding as of November 3, 2000, and 1,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Target or any agreement or document to which Target is a party or by which it is bound. As of November 3, 2000, Target had reserved an aggregate of 2,515,000 shares of Target Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Target Plans, under which options are outstanding to purchase an aggregate of 1,731,634shares and under which no (0) shares are available for grant as of November 3, 2000. All shares of Target Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 3.2 of the Disclosure Schedules list each outstanding option to acquire shares of Target Common Stock at November 3, 2000, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exerciseability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicate the extent of acceleration, if any.

     3.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 3.2, there are no equity securities or similar ownership interests of any class of Target capital stock, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Target owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Target, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Target or any of its subsidiaries is a party or by which it is bound obligating Target or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Target or any of its subsidiaries or obligating Target or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Target, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Target or with respect to any equity security or similar ownership interest of any class of any of its subsidiaries. Target has no outstanding stock appreciation rights, phantom stock or similar rights.

     3.4 Authority.

          (a) Target has all requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval and adoption of this Agreement and the approval of the Merger by the holders of the issued and outstanding Target Common Stock ("Target Shareholders") and the filing and recordation of the Articles of Merger pursuant to Florida Law. A vote of the holders of at least a majority of the outstanding shares of the Target Common Stock is required for the Target Shareholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by Parent and Subsidiary, constitutes the valid and binding obligation of Target, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not (i) conflict with or violate the Articles of Incorporation or Bylaws of Target or the equivalent organizational documents of any of its subsidiaries,
(ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Target Shareholders as contemplated in Section 6.2 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment, injunction or decree applicable to Target or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Target's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Target or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, authorization, consent, approval, franchise or other instrument or obligation to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or its or any of their respective properties are bound or affected, authorization, consent, approval, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or
(iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any federal, state or local government or any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of Florida, (ii) the filing of the Proxy Statement (as defined in Section 3.17) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Target or have a Material Adverse Effect on the ability of the parties to consummate the Merger.

     3.5 SEC Filings; Target Financial Statements.

          (a) Target has filed all forms, reports and documents required to be filed with the SEC since January 1, 1998, and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Target may file subsequent to the date hereof) are referred to herein as the "Target SEC Reports." As of their respective dates, the Target SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Target SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Target's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Target SEC Reports (the "Target Financials"), including any Target SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Target and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Target contained in the Target SEC Reports as of June 30, 2000 is hereinafter referred to as the "Target Balance Sheet." Except as disclosed in the Target Financials, neither Target nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Target and its subsidiaries taken as a whole, except liabilities (i) provided for in the Target Balance Sheet, or (ii) incurred since the date of the Target Balance Sheet in the ordinary course of business consistent with past practices.

          (c) Target has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Target with the SEC pursuant to the Securities Act or the Exchange Act.

     3.6 Absence of Certain Changes or Events. Since the date of the Target Balance Sheet, the business of Target and its subsidiaries has been carried on only in the ordinary and usual course. Since the date of the Target Balance
Sheet:

          (a) there has not been any Material Adverse Effect on Target and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect on Target;

          (b) there has not been any material change by Target in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

          (c) there has not been any revaluation by Target of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (d) no material customer or supplier of Target or its subsidiaries has threatened to alter materially and adversely its relationship with Target or its subsidiaries;

          (e) there has not been any agreement by Target or any of its subsidiaries to waive or release of any material right or claim (including without limitation to any write off or other compromise of any material account receivable) outside of the ordinary course of business consistent with past practice;

          (f) Target has not paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown in the Target Financials or (ii) liabilities incurred since the date of the last-filed Target SEC Document in the ordinary course of business, which payment or satisfaction would have a Material Adverse Effect on Target;

          (g) Target has not increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a Material Adverse Effect on Target, except as may have been required due to income or operations of Target since the date of the last-filed Target SEC Report;

          (h) Target has not sold, transferred, mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets which are material to its business or financial condition, other than in the ordinary course of business; and

          (i) Target has not granted any material increase in salary payable or to become payable by Target to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in any material respect the compensation of any officer, employee, consultant or agent.

     3.7 Taxes.

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) Tax Returns and Audits.

               (i) Target and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Target and each of its subsidiaries with any Tax authority. Target and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

               (ii) Target and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all material federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

               (iii) Neither Target nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Target or any of its subsidiaries, nor has Target or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of Target or any of its subsidiaries by any Tax authority is presently in progress, nor has Target or any of its subsidiaries been notified of any request for such an audit or other examination.

               (v) No adjustment relating to any Returns filed by Target or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Target or any of its subsidiaries or any representative thereof.

               (vi) Neither Target nor any of its subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on the Target Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Target, other than any liability for unpaid Taxes that may have accrued since the date of the Target Balance Sheet in connection with the operation of the business of Target and its subsidiaries in the ordinary course.

               (vii) There is no contract, agreement, plan or arrangement to which Target or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount as a result of the Merger that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Target is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

               (viii) Neither Target nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the

Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Target or any of its subsidiaries.

               (ix) Neither Target nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

               (x) None of Target's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

               (xi) Neither Target nor any of its subsidiaries was a "distributing corporation" or a "controlling corporation" in a distribution of stock to which Section 355 of the Code applied and that occurred within two years before the date of this Agreement or as part of a plan or series of transactions that includes the Merger.

     3.8 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

     "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

     "Target Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Target or any of its subsidiaries.

     "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

     "Target Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Target or any of its subsidiaries.

          (a) Set forth in Section 3.8(a) of the Disclosure Schedules is a complete and accurate list of all Target Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Target Registered Intellectual Property has been issued or registered.

          (b) No Target Intellectual Property or product or service of Target or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Target or any of its subsidiaries, or which may affect the validity, use or enforceability of such Target Intellectual Property.

          (c) Target owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each material item of Target Intellectual Property or other Intellectual Property used by Target free and clear of any lien or encumbrance (excluding licenses and related restrictions); and, except with respect to products sold to Target's original equipment manufacturing customers, Target is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Target and its subsidiaries, including the sale of any products or the provision of any services by Target and its subsidiaries.

          (d) Target owns exclusively, and has good title to, all copyrighted works that are Target products or which Target or any of its subsidiaries otherwise expressly purports to own.

          (e) To the extent that any material Intellectual Property has been developed or created by a third party for Target or any of its subsidiaries, Target has a written agreement with such third party with respect thereto and Target thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (f) Neither Target nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Target Intellectual Property, to any third party.

          (g) To the knowledge of Target, the operation of the business of Target and its subsidiaries as such business currently is conducted, including Target's and its subsidiaries' design, development, manufacture, marketing and sale of the products or services of Target and its subsidiaries (including products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

          (h) Except as set forth on Section 3.8(h) of the Disclosure Schedules, since January 1, 1998, neither Target nor any of its subsidiaries has received notice from any third party that the operation of the business of Target or any of its subsidiaries or any act, product or service of Target or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (i) To the knowledge of Target, no person has or is infringing or misappropriating any Target Intellectual Property.

          (j) Target and each of its subsidiaries has taken reasonable steps to protect Target's and its subsidiaries' rights in Target's confidential information and trade secrets that it wishes to protect and any trade secrets or confidential information of third parties provided to Target or any of its subsidiaries, and, without limiting the foregoing, each of Target and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Target and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to have a Material Adverse Effect on Target.

          (k) To Target's knowledge, all of Target's and its subsidiaries' current products (including products currently under development) (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant") and (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. To Target's knowledge, all of Target's or its subsidiaries' material Target Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of Target's or any of its subsidiaries' business on or after January 1, 2000. For purposes of the foregoing, the term "Target Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are currently used by Target or any of its subsidiaries in the conduct of their business.

     3.9 Compliance; Permits; Restrictions.

          (a) Neither Target nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Target or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Target, no investigation or review by any Governmental Entity is pending or threatened against Target or its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Target or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Target or any of its subsidiaries, any acquisition of material property by Target or any of its subsidiaries or the conduct of business by Target as currently conducted.

          (b) Target and its subsidiaries have in effect all authorizations, certificates, filings, franchises, notices, rights, permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to the operation of the business of Target including all authorizations under Environmental Laws (as defined in Section 3.14) (collectively, the "Target Permits"). Target and its subsidiaries are in compliance in all material respects with the terms of the Target Permits.

     3.10 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Target or any of its subsidiaries has received any notice of assertion nor, to Target's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Target or any of its subsidiaries which, if determined adversely to Target or any subsidiary of Target, reasonably would be likely to have a Material Adverse Effect on Target, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     3.11 Brokers' and Finders' Fees. Except as set forth in Section 3.11 of the Disclosure Schedules, Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.12 Employee Benefit Plans.

          (a) Definitions. With the exception of the definition of "Target Affiliate" set forth in Section 3.12(a)(i) below (which definition shall apply only to this Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "Target Affiliate" shall mean any other person or entity under common control with the Target within the meaning of Section 414(b), (c),
(m) or (o) of the Code and the regulations issued thereunder;

               (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended;

               (iii) "Target Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Target or any Target Affiliate for the benefit of any Target Employee, or with respect to which Target or any Target Affiliate has or may have any liability or obligation;

               (iv) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

               (v) "DOL" shall mean the Department of Labor;

               (vi) "Target Employee" shall mean any current or former employee, consultant or director of Target or any Target Affiliate;

               (vii) "Target Employment Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Target or any Target Affiliate and any Target Employee;

               (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

               (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

               (x) "IRS" shall mean the Internal Revenue Service;

               (xi) "Target Multiemployer Plan" shall mean any "Target Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

               (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

               (xiii) "Target Pension Plan" shall mean each Target Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Section 3.12(b) of the Disclosure Schedules contains an accurate and complete list of each Target Employee Plan and each Target Employment Agreement. Target does not have any plan or commitment to establish any new Target Employee Plan, or Target Employment Agreement, to modify any Target Employee Plan or Target Employment Agreement (except to the extent required by law or to conform any such

Target Employee Plan or Target Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Target Employee Plan or Target Employment Agreement.

          (c) Documents. Target has provided to Parent: (i) correct and complete copies of all documents embodying each Target Employee Plan and each Target Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Target Employee Plan;
(iii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan; (iv) if the Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Target Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Target Employee or Target Employees relating to any Target Employee Plan and any proposed Target Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Target; (viii) all correspondence to or from any governmental agency relating to any Target Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Target Employee Plan, if applicable; and
(xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Target Employee Plan.

          (d) Employee Plan Compliance. Except as set forth on Section 3.12(d) of the Disclosure Schedules, (i) Target has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Target Employee Plan, and each Target Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Target Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Target Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Target Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of

ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Target Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Target, threatened or reasonably anticipated (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan; (v) each Target Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Target or any of its Target Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Target or any Target Affiliates, threatened by the IRS or DOL with respect to any Target Employee Plan; and (vii) neither Target nor any Target Affiliate is subject to any penalty or tax with respect to any Target Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e) Pension Plan. Neither Target nor any Target Affiliate has previously maintained or currently maintains, sponsors, participates in or contributes to a pension plan which is subject to Title IV of ERISA or Section 412 of the Code. As of the Effective Time: (i) no legal or administrative action has been taken by the PBGC to terminate or to appoint a trustee to administer the Target Pension Plan; (ii) no liability to the PBGC under Title IV of ERISA has been incurred by Target or an Target Affiliate that has not been satisfied in full; (iii) each Target Pension Plan was fully-funded on a termination basis;
(iv) each Target Pension Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code where applicable and has not incurred any "accumulated funding deficiency," as defined in Section 302 of ERISA and
Section 412 of the Code, whether or not waived; and (v) no Target Pension Plan has a reportable event within the meaning of Section 4043 of ERISA and the regulations thereunder; and (vi) no Target Pension Plan has incurred any event described in Section 4041 (other than the standard termination contemplated herein), 4062 or 4063 of ERISA.

          (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has Target or any Target Affiliate contributed to or been obligated to contribute to any Target Multiemployer Plan. Neither Target, nor any Target Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in
Section 413 of the Code.

          (g) No Post-Employment Obligations. Except as set forth in Section 3.12(g) of the Disclosure Schedules, no Target Employee Plan provides, or reflects or represents any liability to provide retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Target has never represented, promised or contracted (whether in oral or written form) to any Target Employee (either individually or to Target Employees as a group) or any other person that such Target Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

          (h) Health Care Compliance. Neither Target nor any Target Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's

Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to Target Employees.

          (i) Effect of Transaction.

               (1) Except as set forth on Section 3.12(i)(1) of the Disclosure Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Target Employee Plan, Target Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Target Employee.

               (2) Except as set forth on Section 3.12(i)(2) of the Disclosure Schedules, no payment or benefit, which will or may be made by Target or its Target Affiliates with respect to any Target Employee, will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

          (j) Employment Matters. Target: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Target Employees, except as would not have a Material Adverse Effect on Target; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Target Employees;
(iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Target Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Target under any worker's compensation policy or long-term disability policy.

          (k) Labor. No work stoppage or labor strike against Target is pending, threatened or reasonably anticipated. Target does not know of any activities or proceedings of any labor union to organize any Target Employees. Except as set forth in Section 3.12(k) of the Disclosure Schedules, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Target, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Target Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Target. Neither Target nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 3.12(k) of the Disclosure Schedules, Target is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Target Employees and no collective bargaining agreement is being negotiated by Target.

     3.13 Absence of Liens and Encumbrances. Target and each of its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not materially interfere with the ability of Target or any of its subsidiaries to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which Target or any of its subsidiaries has a leasehold interest, are free and clear of all Liens except for Liens that (a) are created, arise or exist under or in connection with any of the contracts or other matters referred to in the Disclosure Schedules or in the Target SEC Reports or the exhibits thereto, (b) relate to any taxes or other governmental charges or levies that are not yet due and payable, (c) relate to, or are created, arise or exist in connection with, any legal proceeding that is being contested in good faith, or (d) individually or in the aggregate would not materially interfere with the ability of Target and each of its subsidiaries to conduct their business as currently conducted and would not materially and adversely impact the transferability, financeability, ownership, leasing, use, or occupancy of any such properties or assets ("Permitted Liens"). To the knowledge of Target, there are no natural or artificial conditions upon any real property owned by Target ("Owned Real Property"), or any other facts or conditions which could, in the aggregate, have a material and adverse impact on the transferability, financeability, ownership, leasing, use, occupancy or operation of any such Owned Real Property. There are no parties in possession of any portion of any Owned Real Property, whether as tenants, trespassers or otherwise, except Target. There are no pending, or, to the knowledge of Target, threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may give rise to any assessment against any Owned Real Property. Target and each of its subsidiaries has complied in all material respects with and is not in default under the terms of all material leases to which it is a party, and all such leases are in full force and effect. To the knowledge of Target, no party to any material lease is in default of such lease and there exists no event or circumstance with respect to such lease which with the giving of notice or the passage of time, or both, would constitute a default by any party to such lease.

     3.14 Environmental Matters.

          (a) The term "Hazardous Material" means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment. The term "Target Business Facility" means any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by Target or any of its subsidiaries in connection with the operation of its business. The term "Disposal Site" means a landfill, disposal agent, waste hauler or recycler of Hazardous Materials. The term

"Environmental Laws" means all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, orders, treaties, statutes, and codes of other Governmental Entities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date. The term "Hazardous Materials Activity" means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material. The term "Target Environmental Permit" means any approval, permit, license, clearance, registration or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by Target or any of its subsidiaries.

          (b) Except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject Target or any of its subsidiaries to material liability, no Hazardous Materials are present on any Target Business Facility.

          (c) Target and each of its subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. To the knowledge of Target the Hazardous Materials Activities of Target and each of its subsidiaries have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to said person.

          (d) Section 3.14(d) of the Disclosure Schedules accurately describes all of the Target Environmental Permits currently held by Target and each of its subsidiaries. Such Target Environmental Permits are all of the Target Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of Target and each of its subsidiaries as such activities are currently being conducted, except for those permits the absence of which could not reasonably be expected to result in a Material Adverse Effect on Target. All such Target Environmental Permits are valid and in full force and effect. Target and its subsidiaries have complied in all material respects with all covenants and conditions of any Target Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To the knowledge of Target, no circumstance exists which could cause any Target Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

          (e)No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Target, threatened, concerning or relating to any Target Environmental Permit or any Hazardous Materials Activity of Target or any of its subsidiaries, or to any Target Business Facility currently owned, operated, occupied, controlled or leased by Target or any of its subsidiaries, or to the knowledge of Target, pending or threatened with respect to any other Target Business Facility.

          (f) To the knowledge of Target, Target and each of its subsidiaries have transferred or released Hazardous Materials only to those Disposal Sites described on Section 3.14(f) of the Disclosure Schedules; and no action, proceeding, liability or claim exists or is threatened against Target or any of its subsidiaries with respect to any transfer or release of Hazardous Materials to a Disposal Site which could reasonably be expected to subject Target or any of its subsidiaries to liability.

          (g) Target is not aware of any fact or circumstance which could result in any environmental liability which could reasonably be expected to result in a Material Adverse Effect on Target.

          (h) Target has delivered to Parent or made available for inspection by Parent and its agents and employees all records in Target's possession concerning the Hazardous Materials Activities of Target and each of its subsidiaries and all environmental audits and environmental assessments of any Target Business Facility conducted at the request of, or otherwise in the possession of, Target or any of its subsidiaries. Target has complied with all environmental disclosure obligations imposed by applicable law upon Target and any of its subsidiaries with respect to the Merger.

     3.15 Labor Matters. (i) There are no disputes or claims pending or, to the knowledge of each of Target and its respective subsidiaries, threatened, between Target or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Target nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Target or its subsidiaries nor does Target or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Target nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Target or any of its subsidiaries.

     3.16 Agreements, Contracts and Commitments. Except as set forth on Section
3.16 to the Disclosure Schedules, neither Target nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Target's Board of Directors, other than those that are terminable by Target or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Target;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of computer or communications hardware products in the ordinary course of business;

          (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Target or any of its subsidiaries to engage in any line of business, conduct business in any geographical area or to compete with any person or granting any exclusive distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Target or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Target has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Target's subsidiaries;

          (f) any dealer, distributor, joint marketing or development agreement currently in force under which Target or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Target or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Target or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

          (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Target and its subsidiaries taken as a whole;

          (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Target product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Target products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

          (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (j) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

          (k) any other agreement, contract or commitment that has a value of $1,000,000 or more individually.

     Neither Target nor any of its subsidiaries, nor to Target's knowledge any other party to a Target Contract (as defined below), is (or with nothing more than notice and/or the passage of time will be) in breach, violation or default under, and neither Target nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Target or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Disclosure Schedules (any such agreement, contract or commitment, a "Target Contract") in such a manner as would permit any other party to cancel or terminate any such Target Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Each Target Contract is in full force and effect, and is a legal, valid and binding obligation of Target or a subsidiary of Target and, to the knowledge of Target, each of the other parties thereto, enforceable in accordance with its terms, except (a) that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (b) as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Target.

     3.17 Proxy Statement. None of the information supplied or to be supplied by Target for inclusion or incorporation by reference in the definitive proxy statement to be sent to the Target Shareholders in connection with the meeting of the Target Shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Shareholders' Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Target Shareholders, at the time of the Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Target or any of its affiliates, officers or directors should be discovered by Target which should be set forth in a supplement to the Proxy Statement, Target shall promptly inform Parent. Notwithstanding the foregoing, Target makes no representation or warranty with respect to any information supplied by Parent which is contained in the Proxy Statement.

     3.18 Board Approval. The Board of Directors of Target has, as of the date of this Agreement, determined (i) that the Merger is fair to, advisable and in the best interests of Target and its shareholders, and (ii) to recommend that the shareholders of Target approve and adopt this Agreement and approve the Merger.

     3.19 State Takeover Statutes. Other than the Florida Control Share Act (Section 607.0902 of the Florida Law), no state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, or the transactions contemplated hereby and thereby.

          3.20 Fairness Opinion. Target has received a written opinion from Raymond James & Associates, Inc., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the Target Shareholders from a financial point of view and has delivered to Parent a copy of such opinion.

          3.21 Certain Indebtedness. Except as disclosed on Section 3.21 to the Disclosure Schedules, neither Target nor any Target subsidiary is indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever (except for expenses incurred in the ordinary course of business in amounts not exceeding $5000 per person); nor are any of its officers, directors, or Affiliates indebted for money borrowed from Target or any Target subsidiary, nor are there any transactions of a continuing nature between Target or any Target subsidiary and any of its officers, directors, or Affiliates (other than by or through the regular employment thereof by Target) not subject to cancellation which will continue beyond the Effective Time, including use of Target's or any Target subsidiary's assets for personal benefit with or without adequate compensation. As used herein, the term "Affiliate" shall mean any Person (as defined below) that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in the foregoing definition, the term (i) "control" shall mean the power through the ownership of voting securities, contract, or otherwise to direct the affairs of another Person and (ii) "Person" shall mean an individual, firm, trust, association, corporation, limited liability company, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

          3.22 Title Insurance. Target has delivered to Parent a true and accurate copy of each owner's policy of title insurance for each Owned Real Property which insures the fee simple or leasehold ownership interest of Target or the appropriate Target subsidiary in each Owned Real Property subject only to Permitted Liens.



                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

     Parent represents and warrants to Target that the statements in this
Article IV are true.

     4.1 Organization of Parent. Each of Parent and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 9.3) on Parent.

     4.2 Authority.

          (a) Each of Parent and Subsidiary has all requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Subsidiary. This Agreement has been duly executed and delivered by Parent and Subsidiary, and assuming the due authorization, execution and delivery by Target, constitutes the valid and binding obligation of Parent and Subsidiary, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent and Subsidiary does not, and the performance of this Agreement by Parent and Subsidiary will not (i) conflict with or violate the certificate or articles of incorporation or bylaws of Parent or Subsidiary; (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Target Shareholders as contemplated in Section 6.2 and compliance with the requirements set forth in
Section 4.2(b) below, conflict with or violate any law, rule, regulation, order, judgment, injunction or decree applicable to Parent or the Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, authorization, consent, approval, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of Florida, (ii) such consents, approvals, orders, authorizations, declarations and filings as may be required under the HSR Act, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Parent or Target or have a Material Adverse Effect on the ability of the parties to consummate the Merger.

     4.3 Parent Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or Subsidiary has received any notice of assertion, nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     4.4 Information Supplied by Parent. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings shall, on the date filed with the SEC, the date the Proxy Statement is first mailed to the Target Shareholders, at the time of the Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in a supplement to the Proxy Statement or Other Filing, Parent shall promptly inform Target.

     4.5 Financing. Parent has, and will at all times prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms maintain, sufficient funds or available credit to pay the Merger Consideration.


                                   ARTICLE V
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Target (which for the purposes of this Article V shall include Target and each of its subsidiaries) agrees, except (i) as provided in Article V of the Disclosure Schedules, or (ii) to the extent that Parent shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In furtherance of the foregoing and subject to applicable law, Target agrees to confer with Parent, as promptly as practicable, prior to taking any material actions or making any material management decisions with respect to the conduct of business. In addition, except as provided in Article V of the Disclosure Schedules, without the prior written consent of Parent, Target shall not do any of the following, and Target shall not permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exerciseability of options or restricted stock, or re-price options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

          (c) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in the Disclosure Schedules, or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

          (d) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business;

          (e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Target or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (g) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Target Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement;

          (h) Cause, permit or propose any amendments to its Articles of Incorporation or Bylaw (or similar governing instruments of any subsidiaries);

          (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Target or enter into any joint ventures, strategic partnerships or alliances, other than in the ordinary course of business consistent with past practice;

          (j) Sell, lease, license, encumber or otherwise dispose of any properties or assets except (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Target;

          (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Target enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

          (l) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

          (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $50,000 individually or $100,000 in the aggregate (with a series of related payments being treated for this purpose as a single payment).

          (n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Target or any of its subsidiaries is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (o) Enter into or materially modify any contracts, agreements or obligations relating to the distribution, sale, license or marketing by third parties of Target's products, as the case may be, or products licensed by Target;

          (p) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (q) Incur or enter into any agreement or commitment outside of the ordinary course of business in excess of $50,000 individually or $100,000 in the aggregate (with a series of related agreements and or commitments being treated for this purpose as a single agreement or commitment);

          (r) Hire any employee with an annual compensation level in excess of $100,000;

          (s) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

          (t) Make any grant of exclusive rights to any third party; or

          (u) Agree in writing or otherwise to take any of the actions described in Section 5.1 (a) through (t) above.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

     6.1 Proxy Statement; Other Filings.

          (a) As promptly as practicable after the execution of this Agreement, Target will prepare and file with the SEC the preliminary Proxy Statement. Target will respond promptly to any comments of the SEC, will use its best efforts to complete the definitive Proxy Statement and will cause such definitive Proxy Statement to be mailed to the Target Shareholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, or the Effective Time, whichever is applicable, Target and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or the rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD") or NASDAQ relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Target will notify Parent promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any Other Filing made by Target or for additional information and will supply Parent with copies of all correspondence between Target or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any Other Filing. The Proxy Statement and Other Filings made by Target or Parent will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, or any Other Filing, Target will promptly inform Parent of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the Target Shareholders, such amendment or supplement.

          (b) Subject to Section 6.2(c), the Proxy Statement will also include the recommendation of the Board of Directors of Target in favor of adoption and approval of this Agreement and approval of the Merger.

     6.2 Meeting of Shareholders.

          (a) Promptly after the date hereof, Target will take all action necessary in accordance with Florida Law and its Articles of Incorporation and Bylaws to convene the Shareholders' Meeting to be held as promptly as practicable, for the purpose of voting upon this Agreement and the Merger. Subject to Section 6.2(c), Target will use its commercially reasonable best efforts (as defined in Section 9.3) to solicit from the Target Shareholders, proxies in favor of the adoption and approval of this Agreement and the approval of the Merger. Subject to Section 6.2(c), Target will take all other action necessary or advisable to secure the vote or consent of the Target Shareholders required by Florida Law and all other applicable legal requirements to obtain such approvals.

          (b) Subject to Section 6.2(c): (i) the Board of Directors of Target shall unanimously recommend that the Target Shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Shareholders' Meeting;
(ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Target has unanimously recommended that the Target Shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Shareholders' Meeting; and (iii) neither the Board of Directors of Target, nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Target that the Target Shareholders vote in favor of and adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to the Parent if said recommendation shall no longer be unanimous.

          (c) Nothing in this Agreement shall prevent the Board of Directors of Target from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of this Agreement and the Merger if (i) a Superior Offer (as defined below) is made to Target and is not withdrawn, (ii) neither Target nor any of its representatives shall have violated any of the restrictions set forth in Section 6.4(a), and (iii) the Board of Directors of Target concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Target to comply with its fiduciary obligations to the Target Shareholders under applicable law. Nothing contained in this Section 6.2 shall limit Target's obligation to hold and convene the Shareholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Target shall have been withdrawn, amended or modified). For purposes of this Agreement, a "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target, pursuant to which the shareholders of Target immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Target of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of Target's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Target), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Target, in each case on terms that the Board of Directors of Target determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to the Target Shareholders from a financial point of view than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of Target's Board of Directors to be obtained by such third party on a timely basis.

     6.3 Access to Information; Confidentiality.

          (a) Target will afford the Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the Target during the period prior to the Effective Time or until this Agreement is terminated in accordance with its terms, to obtain all information concerning the business, properties, results of operations and personnel of Target, as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this
Section 6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          (b) The parties acknowledge that Target and Parent have previously executed a Confidentiality Agreement, dated October 3, 2000 (the
"Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     6.4 No Solicitation.

          (a) Except as otherwise provided in this Section 6.4(a), from and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Target and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (A) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (B) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (C) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (D) subject to Section 6.2(c), approve, endorse or recommend any Acquisition Proposal or (E) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, until the date on which this Agreement is approved by the required vote of the Target Shareholders, this Section 6.4(a) shall not prohibit Target from furnishing nonpublic information regarding Target and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if

(1) neither Target nor any representative of Target and its subsidiaries shall have violated any of the restrictions set forth in this Section 6.4(a), (2) the Board of Directors of Target concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Target to comply with its fiduciary obligations to the Target Shareholders under applicable law, (3) (x) at least three (3) days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Target gives Parent written notice of the identity of such person or group and of Target's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) Target receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Target and containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Target furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Target to Parent). Target and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of Target or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Target or any of its subsidiaries shall be deemed to be a breach of this Section 6.4(a) by Target. In addition to the foregoing, Target shall (i) provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of Target's Board of Directors but in no event less than eight hours) of any meeting of Target's Board of Directors at which Target's Board of Directors is reasonably expected to consider a Superior Offer and (ii) provide Parent with at least three (3) business days prior written notice of a meeting of Target's Board of Directors at which Target's Board of Directors is reasonably expected to recommend a Superior Offer to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

          (b) For purposes of this Agreement, an "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, an "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Target by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of Target or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of Target or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Target pursuant to which the shareholders of Target immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of Target; or (C) any liquidation or dissolution of Target.

          (c) In addition to the obligations of Target set forth in paragraph
(a) of this Section 6.4, Target as promptly as practicable, and in any event within twenty-four (24) hours, shall advise Parent orally and in writing of any request received by Target for non-public information which Target reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Target will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     6.5 Public Disclosure. Parent and Target will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement, or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange or NASDAQ, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement; provided, however, that no such consultation or agreement shall be required if, prior to the date of such release or public statement, either party shall have withheld, withdrawn, amended or modified its unanimous recommendation in favor of the Merger.

     6.6 Legal Requirements. Each of Parent and Target will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

     6.7 Third Party Consents. As soon as practicable following the date hereof, Target will use its commercially reasonable best efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     6.8 FIRPTA. At or prior to the Closing, Target, if requested by Parent, shall deliver to the IRS a notice that the Target Common Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

     6.9 Notification of Certain Matters. Parent and Target will give prompt notice to the other of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this

Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time, such that the conditions set forth in Section 7.2(a) or 7.3(a), as the case may be, would not be satisfied as a result thereof, or (b) any material failure of Parent or Target, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.10 Commercially Reasonable Efforts and Further Assurances. Subject to the respective rights and obligations of Parent and Target under this Agreement, each of the parties to this Agreement will use its commercially reasonable best efforts (as defined in Section 9.3) to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     6.11 Indemnification of Target Directors and Officers.

          (a) From and after the Effective Time, Parent and the Surviving Corporation will fulfill and honor in all respects the obligations of Target pursuant to any indemnification obligations set forth in the Target's Articles of Incorporation and Bylaws and any Florida Law, and any obligations under agreements between Target and its directors and officers existing prior to the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Articles of Incorporation and Bylaws of Target, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Target, unless such modification is required by law.

          (b) For a period of six (6) years after the Effective Time, Parent will, or will cause the Surviving Corporation to, use its commercially reasonable best efforts (as defined in Section 9.3) to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Target's directors' and officers' liability insurance policy on terms comparable to those applicable to the then current directors and officers of Parent; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in an annual premium for such coverage (or such coverage as is available for such annual premium) in excess of 200% of the last annual premium paid immediately prior to the date hereof by the Target for such coverage.

          (c) This Section 6.11 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time and will be binding on all successors and assigns of Parent and the Surviving Corporation. In the event that Parent, the Surviving

Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties or assets to any person or entity, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.11, proper provision shall be made so that the successors and the assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 6.11.

     6.12 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Target and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Target and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

     6.13 Registration on From S-8. Parent agrees to file a registration statement on From S-8 for the shares of Parent Common Stock issuable with respect to assumed Target Options as soon as is reasonably practicable after the Effective time. Parent shall maintain the effectiveness of such registration statement (or a successor or substitute registration) thereafter for so long as any of such Target Options remain outstanding.

     6.14 Amendment of Stock Option Agreements. Prior to Closing, Target shall amend any stock option agreement granting Target Options the exercise price per share of which is greater than $9.75 to reduce the exercise price per share to $9.75, it being the intent of the parties hereto that at Closing there will be no Target Options with an exercise price per share in excess of $9.75.



                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law by the shareholders of Target.

          (b) Proxy Statement. The definitive Proxy Statement shall have been released for mailing to the Target Shareholders and no stop order suspending the effectiveness of the Proxy Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

          (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

     7.2 Additional Conditions to Obligations of Target. The obligation of Target to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

          (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall have been true and correct as of the date of this Agreement, except where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on Parent. In addition, the representations and warranties of Parent contained in this Agreement shall be true and correct on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on Parent. Target shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent; and

          (b) Agreements and Covenants. Parent and Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Target shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

     7.3 Additional Conditions to the Obligations of Parent. The obligations of Parent and the Subsidiary to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing exclusively by Parent:

          (a) Representations and Warranties. The representations and warranties of Target contained in this Agreement shall have been true and correct as of the date of this Agreement, except where the failure to be so true and correct would not, in the aggregate, have a

Material Adverse Effect on Target. In addition, the representations and warranties of Target contained in this Agreement shall be true and correct on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections
3.2 and 3.3) where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on Target. Parent shall have received a certificate with respect to the foregoing signed on behalf of Target by the President and the Chief Financial Officer of Target; and

          (b) Agreements and Covenants. Target shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Parent shall have received a certificate to such effect signed on behalf of Target by the President and the Chief Financial Officer of Target.

          (c) Employment Agreement. An employment agreement, reasonably acceptable to Parent and William Dambrackas, shall have been executed by each of them.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Target:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Target;

          (b) by either Target or Parent if the Merger shall not have been consummated by January 31, 2001; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Target or Parent if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d) by either Target or Parent if the required approvals of the shareholders of Target contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Target where such failure to obtain shareholder approval shall have been caused by the action or failure to act of Target in breach of this Agreement;

          (e) by Target, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable best efforts, then Target may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Target to Parent of such breach, provided Parent continues to exercise commercially reasonable best efforts to cure such breach (it being understood that Target may not terminate this Agreement pursuant to this paragraph (e) if such breach by Parent is cured during such thirty (30)-day period);

          (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement, or if any representation or warranty of Target shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Target's representations and warranties or breach by Target is curable by Target through the exercise of its commercially reasonable best efforts, then Parent may not terminate this Agreement under this Section 8.1(f) for thirty (30) days after delivery of written notice from Parent to Target of such breach, provided Target continues to exercise commercially reasonable best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if such breach by Target is cured during such thirty (30)-day period);

          (g) by Parent or Target if a Triggering Event (as defined below) shall have occurred.

     For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Target or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Target shall have failed to include in the Proxy Statement the unanimous recommendation of the Board of Directors of Target in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Target fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal;
(iv) the Board of Directors of Target or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) Target shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of Target shall have been commenced by a person unaffiliated with Parent and Target shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Target recommends rejection of such tender or exchange offer; or (vii) Target shall have breached any of the provisions of Section 6.4(a) of this Agreement.

     8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2, Section 8.3 and Article X (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.

     8.3 Fees and Expenses.

          (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and Target shall share equally all filing fees incurred for the pre-merger notification and report forms under the HSR Act.

          (b) Certain Payments by Target.

               (i) Target shall pay to Parent in immediately available funds, within two (2) business days after demand by Parent, an amount equal to $2,500,000 (the "Target Termination Fee") if this Agreement is terminated by Parent or Target pursuant to Section 8.1(g).

               (ii) Target shall pay Parent in immediately available funds, within two (2) business days after demand by Parent, an amount equal to the Target Termination Fee, if this Agreement is terminated by Parent or Target pursuant to Section 8.1(b) or Section 8.1(d) as a result of Target's failure to obtain the required approvals of the shareholders of Target and either of the following shall occur:

                    (1) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and within twelve (12) months following the termination of this Agreement a Target Acquisition (as defined below) is consummated; or

                    (2) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and within twelve (12) months following the termination of this Agreement Target enters into an agreement or letter of intent providing for a Target Acquisition.

               (iii) Target shall pay to Parent in immediately available funds, within two (2) business days after demand by Parent, an amount equal to the Target Termination Fee if all of the following occur: (A) this Agreement is terminated by Parent pursuant to Section 8.1(b), (B) all of the conditions precedent to Target's obligations to effect the Merger set forth in Article VII have been satisfied or waived in writing by Target, and (C) Target has nevertheless failed or refused to effect the Merger in accordance with the terms of this Agreement.

          (c) Certain Payments by Parent. Parent shall pay to Target in immediately available funds, within two (2) business days after demand by Target, an amount equal to $2,500,000 if all of the following occur: (1) this Agreement is terminated by Target pursuant to to Section 8.1(b), (2) all of the conditions precedent to Parent's obligations to effect the Merger set forth in
Article VII have been satisfied or waived in writing by Parent, and (3) Parent has nevertheless failed or refused to effect the Merger in accordance with the terms of this Agreement.

          (d) The parties acknowledge that the agreements contained in Sections 8.3(b) and 8.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if Target or Parent, as applicable, fails to pay in a timely manner the amounts due pursuant to Section 8.3(b) or 8.3(c) and, in order to obtain such payment, the other party makes a claim that results in a judgment for the amounts set forth in Section 8.3(b) or 8.3(c), the party against whom the judgment is rendered shall pay the prevailing party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 8.3(b) or 8.3(c) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in Section 8.3(b) or 8.3(c) shall not be in lieu of damages incurred in the event of willful breach of this Agreement. For the purposes of this Agreement, "Target Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target pursuant to which the shareholders of Target immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Target of assets representing in excess of 50% of the aggregate fair market value of Target's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Target), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Target.

     8.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent and Target.

     8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.


                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1 Non-Survival of Representations and Warranties. The representations and warranties of Target and Parent contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):


         (a)               if to Target, to:

                           Equinox Systems Inc.
                           One Equinox Way
                           Sunrise, Florida 33351
                           Attention: William Dambrackas
                           Fax No.:  (954) -377-7198

                           with a copy to:

                           Ken Hoffman, Esq.
                           Greenberg Traurig
                           1211 Brickell Ave.
                           Miami, Florida 33131
                           Fax No.: (305) 579-0717

         (b)               if to Parent or Subsidiary, to:

                           Avocent Corporation
                           4991 Corporate Drive
                           Huntsville, Alabama 35805
                           Attention: Mr. Stephen Thornton
                                      Mr. Dusty Pritchett
                           Fax No.: (256) 430-4032

                           with a copy to:

                           John H. Cooper, Esq.
                           Sirote & Permutt
                           2311Highland Ave. South
                           Birmingham, Alabama 35205
                           Fax No.:       (205) 930-5101

     9.3 Interpretation; Knowledge.

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b) For purposes of this Agreement, the term "knowledge" means, with respect to any matter in question, that the executive officers of Target or Parent, as the case may be, have actual knowledge of such matter.

          (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that in no event shall (A) a decrease in such entity's stock price or the failure to meet or exceed Wall Street research analysts' or such entity's internal earnings or other estimates or projections in and of itself constitute a Material Adverse Effect or (B) any change, event, violation, inaccuracy, circumstance or effect that results from (x) the public announcement or pendency of the transactions contemplated hereby, (y) changes affecting the Parent's and Target's respective industry generally or (z) changes affecting the United States economy generally, constitute a Material Adverse Effect.

          (d) For purposes of this Agreement, "commercially reasonable best efforts" means the efforts that a prudent person or entity desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use commercially reasonable best efforts under this Agreement does not require the person or entity subject to that obligation to take actions that would result in a Material Adverse Effect on such person or entity or that would materially reduce the benefits to such person or entity of this Agreement and the Merger.

     9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.5 Entire Agreement. This Agreement, including the Disclosure Schedules,
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

     9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except that the rights and obligations of

Target Shareholders with respect to the Merger shall be governed by Florida
Law), regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          9.11 WAIVER OF JURY TRIAL. EACH OF PARENT AND TARGET HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT AND TARGET IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.



                            [Signature Page Follows]

     IN WITNESS WHEREOF, Parent, Target, and Subsidiary have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


                            EQUINOX SYSTEMS INC.

                            By:   /s/ William A. Dambrackas
                                  ----------------------------------------------

                                  Name:   William A. Dambrackas
                                         ---------------------------------------

                                  Title:  President and Chief Executive Officer
                                          --------------------------------------



                            AVOCENT CORPORATION



                            By:    /s/ Doyle C. Weeks
                                   ---------------------------------------------

                                  Name:  Doyle C. Weeks
                                         ---------------------------------------

                                  Title:  Executive Vice President
                                          --------------------------------------



                            BLUE MARLIN ACQUISITION CORPORATION

                            By:   /s/ Doyle C. Weeks
                                  ----------------------------------------------

                                  Name:  Doyle C. Weeks
                                         ---------------------------------------

                                  Title:  Incorporator
                                          --------------------------------------

                                   AMENDMENT
                                       TO
                          PLAN AND AGREEMENT OF MERGER


     THIS AMENDMENT (the "Amendment") ("Amendment"), is entered into as of November 22, 2000, by and among Avocent Corporation, a Delaware corporation ("Parent"), Blue Marlin Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Parent (the "Subsidiary"), Equinox Systems Inc., a Florida corporation ("Target") as follows:

     WHEREAS Parent, Subsidiary, and Target entered into a Plan and Agreement of Merger dated November 3, 2000 (the "Agreement"); and

     WHEREAS Parent, Subsidiary, and Target desire to amend the Agreement as set forth below:

     NOW THEREFORE in consideration of the premises and the mutual promises and covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Amendment, Parent, Subsidiary, and Target agree as follows:

     1. Section 2.1(c) of the Agreement shall be deleted in its entirety, and in lieu thereof shall be inserted the following:

          "(c) Target Stock Options. At the Effective Time, each of the then outstanding options to purchase Target Common Stock (collectively, the "Target Options") (consisting of all outstanding options granted under Target's 1988 Non-qualified Stock Option Plan, 1992 Non-qualified Stock Option Plan, 1993 Stock Option Plan, Directors Stock Option Plan and 2000 Directors' Stock Option Plan (collectively the "Target Plans"), and any individual non-Plan options) will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed and converted into an option to purchase that number of shares of Common Stock, $0.001 par value of Parent ("Parent Common Stock") determined by multyplying the number of shares of Target Common Stock subject to such Target Option at the Effective Time by a fraction (the "Applicable Ratio"), the numerator of which is the Exchange Ratio and the denominator of which is the closing price of the Parent Common Stock, rounded to the fourth decimal place, as quoted on the Nasdaq Stock Market on the last trading date prior to the Closing Date ("Parent Stock Price"), at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Target Option immediately prior to the Effective Time (provided that the exercise price per share of such Target Option immediately prior to the Effective Time shall be deemed to be $9.75 with respect to any Target Option the exercise price per share of which would otherwise have been greater than $9.75) divided by the Applicable Ratio rounded up to the nearest cent. If the foregoing calculation results in an assumed Target Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share. The term, exerciseability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Target Options will otherwise be unchanged."

     2. In all other respects, the Agreement shall remain in full force and effect.

     3. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same Amendment and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, Parent, Subsidiary, and Target have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

                                        EQUINOX SYSTEMS INC.

                                        By: /s/ William A. Dambrackas
                                           -------------------------------------
                                            Name: William A. Dambrackas
                                                 -------------------------------
                                            Title: President and Chief
                                                 -------------------------------
                                                   Executive Officer


                                        AVOCENT CORPORATION

                                        By: /s/ Samuel F. Saracino
                                           -------------------------------------
                                            Name: Samuel F. Saracino
                                                 -------------------------------
                                            Title: Senior Vice President and
                                                  ------------------------------
                                                   General Counsel


                                        BLUE MARLIN ACQUISITION
                                        CORPORATION

                                        By: /s/ Samuel F. Saracino
                                           -------------------------------------
                                            Name: Samuel F. Saracino
                                                 -------------------------------
                                            Title: Vice President and Secretary
                                                  ------------------------------

                                   Appendix B
                                   ----------



November 3, 2000


Board of Directors
Equinox Systems Inc.
1 Equinox Way
Sunrise, FL 33351


Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding common stock, par value $.01 (the "Common Stock") of Equinox Systems Inc. (the "Company") of the consideration to be received by such holders in connection with the proposed cash merger (the "Merger") of Avocent Corporation ("Avocent") with the Company pursuant and subject to the draft of the Agreement and Plan of Merger between the Company and Avocent dated October, 2000 (the "Agreement"). The consideration to be offered by Avocent in exchange for all the outstanding Common Stock of the Company will be $56.8 million cash, or $9.75 cash per share.

     In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

     1. reviewed the financial terms and conditions as stated in the October, 2000 draft of the Agreement;

     2. reviewed the audited financial statements of the Company for the years ended December 31, 1999, December 31, 1998, December 31, 1997, and the unaudited financial statements for the nine months ended September 30, 2000;

     3. reviewed the Company's Annual Report filed on Form 10-K for the year ended December 31, 1999 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

     4. reviewed other non-public Company financial and operating information requested from and/or provided by the Company, including, among other things, financial projections;

     5.   reviewed certain other publicly available information on the Company;
          and

     6. discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.


     We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Avocent or any other party and have not attempted to verify independently any of such information. We have assumed that the final terms of the Agreement will not differ materially from the October, 2000 draft we reviewed. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

     Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of November 3, 2000 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

     We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Shareholders pursuant to the Merger. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

     In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

     In arriving at this opinion, we did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

     Raymond James & Associates, Inc. ("Raymond James") is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

     In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld. We have consented to the inclusion of this letter in its entirety as an Appendix to the Proxy Statement of the Company relating to the proposed Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of November 3, 2000, the consideration to be received by the shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company's outstanding Common Stock.


Very truly yours,



RAYMOND JAMES & ASSOCIATES, INC.

                              EQUINOX SYSTEMS INC.
                                 One Equinox Way
                             Sunrise, Florida 33351

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints William A. Dambrackas and Robert F. Williamson, Jr., and either of them, proxies (each with full power of substitution) to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the special meeting of shareholders of Equinox to be held on January 2, 2001, at 11:00 a.m., local time, at Weston Hills Country Club, 2600 Country Club Drive, Weston, Florida 33332, and at any adjournment or postponement thereof, as indicated on the reverse side.

1. A proposal to approve and adopt the Merger Agreement and the Merger described in the accompanying proxy statement.

     [_] FOR        [_] AGAINST        [_] ABSTAIN

     CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF AND MATTERS INCIDENT TO THE CONDUCT OF THE SPECIAL MEETING.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING DATED NOVEMBER 30, 2000 AND THE ACCOMPANYING PROXY STATEMENT.

     PLEASE SIGN AND DATE THIS PROXY BELOW

Date:               , 2000


-------------------------------------------

-------------------------------------------
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON
LEFT. WHEN SIGNING AS ATTORNEY, EXECUTOR,
ADMINISTRATOR, GUARDIAN OR CORPORATE
OFFICIAL, PLEASE GIVE FULL TITLE.